SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Filed by a Party other than the Registrant [   ]

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[X ] Preliminary Proxy Statement
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[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(i)

OGE Energy Corp.

March 31, 2011
Dear Shareowner:

You are cordially invited to attend the annual meeting of OGE Energy Corp. at 10:00 a.m. on Thursday, May 19, 2011, at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareowners on the next page and described in detail in this Proxy Statement on the following pages.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. Consequently, we are mailing to many of our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2010 annual report.  We believe that this will provide our shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the notice of Internet availability you received in the mail.  Your vote will be greatly appreciated.  Due to rule changes, brokers will not be able to vote their customers’ shares for the election of directors or for the advisory votes on executive compensation or the frequency of such advisory votes unless their customers return voting instructions.  Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for these matters.

Those shareowners arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours, /s/ Peter B. Delaney Peter B. Delaney Chairman of the Board and Chief Executive Officer

(ii)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of OGE Energy Corp. will be held on Thursday, May 19, 2011, at 10:00 a.m. at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, for the following purposes:

(1)	To elect three directors;
(2)	To amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 225,000,000;
(3)	To hold an advisory vote on executive compensation;
(4)	To hold an advisory vote on the frequency of advisory votes on executive compensation;
(5)	To ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2011; and
(6)	To transact such other business as may properly come before the meeting.

The map on page 45 will assist you in locating the National Cowboy and Western Heritage Museum.

Shareowners who owned stock on March 21, 2011, are entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102.

/s/ Patricia D. Horn Patricia D. Horn Vice President - Governance, Environmental, Health & Safety; Corporate Secretary
Dated: March 31, 2011

Even if you plan to attend the meeting in person, please vote your shares or direct your vote by following the instructions described in the notice of Internet availability you received in the mail or in your proxy card.  You may vote your shares by Internet, telephone or mail. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States.  If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or other nominee confirming your beneficial ownership of the shares. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREOWNERS MEETING TO BE HELD ON MAY 19, 2011. The Company’s notice of annual meeting and proxy statement and 2010 annual report to shareowners are available on the Internet at www.proxyvote.com.

(iii)

Proxy Statement

March 31, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction

The Annual Meeting of Shareowners of OGE Energy Corp. (the “Company”) will be held at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, on May 19, 2011, at 10:00 a.m.  For the convenience of those shareowners who may attend the meeting, a map is printed on page 45 that gives directions to the National Cowboy and Western Heritage Museum. At the meeting, we intend to present the first five items in the accompanying notice of annual meeting (“Meeting Notice”) for action by the owners of the Company’s Common Stock. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting.  When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Peter B. Delaney, Luke R. Corbett and Robert Kelley as your representatives at the Annual Meeting. Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, as you have instructed them, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting, just in case your plans change.  If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, under your proxy, in accordance with their best judgment.

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that allow public companies to deliver to their shareowners a “Notice of Internet Availability of Proxy Materials” and to provide Internet access to the proxy materials and annual reports to shareowners.

 Accordingly, on or about March 31, 2011, we will begin mailing to many of our shareowners of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability.”  The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2010 annual report to shareowners on the Internet and will provide instructions on submitting a proxy on the Internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the Internet at www.proxyvote.com our Meeting Notice, our proxy statement and our 2010 annual report to shareowners. Any shareowner may also request a printed copy of these materials by any of the following methods:

•	Internet at www.proxyvote.com;
•	e-mail at sendmaterial@proxyvote.com; or
•	telephone at 1-800-579-1639.

 Pursuant to the SEC’s rules, our 2010 annual report to shareowners, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures

You may vote by mail, by telephone, by Internet, or in person. Please refer to the summary instructions below and those included on your Notice of Internet Availability or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee.  To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and preaddressed envelope. If you received a Notice of Internet Availability, you may request a proxy card by following the instructions in your Notice.  If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the three named nominees for director, FOR the increase in authorized shares of common stock, FOR the approval of our executive compensation in connection with the advisory vote on executive compensation, FOR advisory votes on executive compensation every year and FOR the ratification of Ernst & Young LLP as the Company’s principal independent accountants for 2011.

Shareowners of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability or the proxy card. Telephone and Internet voting also is available to shareowners who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan (“DRIP/DSPP”) and the Company’s qualified defined contribution retirement plan (the “401(k) Plan”). The telephone voting and Internet voting procedures are designed to verify shareowners through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability or your proxy card for specific instructions. Internet and telephone voting is available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareowners.

If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

Revocation of Proxy

If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting by Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance, Environmental, Health & Safety; Corporate Secretary) revoking your proxy.

Record Date; Number of Votes

If you owned shares of our Common Stock at the close of business on March 21, 2011, you are entitled to one vote per share upon each matter presented at the meeting.

On February 1, 2011, there were 97,636,311 shares of Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading “Security Ownership,” no person holds of record or, to our knowledge, beneficially owns more than five percent of our Common Stock.

Expenses of Proxy Solicitation

We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareowners. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained Phoenix Advisors, LLC to assist in the solicitation of proxies, at a fee of $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability or this proxy statement, the enclosed proxy and the enclosed Annual Report are being distributed on or about March 31, 2011 to all of our shareowners who owned stock on March 21, 2011.

Voting Under Plans

If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.

If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, but may not vote for non-routine matters unless they have received voting instructions.  Routine matters include the ratification of our independent auditors.  However, the election of directors, the increase in authorized shares of common stock, the advisory vote on executive compensation and the advisory vote on the frequency of advisory votes on executive compensation are not considered “routine” matters.  Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters.  We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers’ shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

In order for your shares to be voted on all matters presented at the meeting we urge all shareowners whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

Corporate Governance

Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines that set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company’s shareowners by creating a valuable long-term business.

The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board’s belief that the chief executive officer (“CEO”) should be the only Company executive serving as a director, except as may be part of the succession process described below. Absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be older than 72 at the time of election. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration.

The Guidelines provide that the Compensation Committee of the Board (“Compensation Committee”) will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2010.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2010, the independent directors met in executive session six times.

Our Code of Conduct, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including, our chief financial officer (“CFO”) and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the NYSE. All of our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy website at www.oge.com under the heading Investor Relations, Corporate Governance.

Director Independence. The Board of Directors of the Company currently has 10 directors, nine of whom are independent within the meaning of the NYSE listing standards. Our Chairman and CEO is the only director who is not considered independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

•
A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•
A director who received, or whose immediate family member received, more than $120,000 during any 12-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any 12-month period of such compensation;

•
A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

•
A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

•
A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

•
A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries’ present executives is or was serving on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues is not independent; and

•
No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the directors ability to exercise his or her independent judgment as a director.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company’s subsidiary, Oklahoma Gas and Electric Company (“OG&E”), at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: James H. Brandi; Wayne H. Brunetti; Luke R. Corbett; John D. Groendyke; Kirk Humphreys; Robert Kelley; Linda Petree Lambert; Leroy C. Richie; and Robert O. Lorenz. Mr. Delaney does not meet the aforementioned independence standards because he is the current Chairman and CEO and an employee of the Company.

Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board.  The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.oge.com under the heading Investor Relations, Corporate Governance. The Board of Directors also has established a standing Executive Committee, whose members are all independent.  The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.

Audit Committee Financial Expert. The Board has determined that Mr. Robert Kelley and Mr. Robert O. Lorenz meet the SEC definition of audit committee financial expert.  Each of Mr. Kelley and Mr. Lorenz is an independent director.

Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company’s compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•	approve all grants of stock options and other equity-based awards;

•	recommend to the Board whether an advisory vote by the Company’s shareowners on the Company’s executive compensation should be held every year, every two years or every three years;

•	review and approve employment, severance or termination arrangements for any executive officers;

•	review and evaluate the impact of the Company’s compensation policies and practices on the Company’s risk profile and risk management;

•	review and approve all services, including the fees for such services, to be provided to the Compensation Committee or the Company by a compensation consultant and its affiliates; and

•	review Board compensation.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) “outside directors” for the purpose of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

The process for setting director and executive compensation in 2010 involved numerous steps.  The Compensation Committee, with the assistance of Mercer Human Resources Consulting (“Mercer”), approved two peer groups of companies for purposes of targeting executive compensation as discussed in more detail under “Compensation Discussion and Analysis” on page 24 below.  The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) an objective scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO and Chief Operating Officer (“COO”) in making compensation recommendations to the Compensation Committee.

The balance of the process for setting director and executive compensation for 2010 involved actions taken by the Compensation Committee. The Compensation Committee met in December 2009 and February 2010 to address 2010 compensation. At the December 2009 meeting, the Compensation Committee reviewed with the CEO and COO the performance evaluations of each officer (other than the CEO), with the CEO giving his performance evaluation of the COO. The Compensation Committee at its December 2009 meeting also reviewed and discussed with the CEO and COO their recommendations for each member of management (other than the CEO) of 2010 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO’s performance at its December 2009 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2010. Following these discussions, the Compensation Committee set 2010 salaries and, subject to potential adjustment at its meeting in February 2010, target annual incentive awards and target long-term compensation awards for each officer. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at the December 2009 meeting; but, instead, were left for consideration at the scheduled meeting in February 2010. Senior management in making compensation recommendations for an executive in 2010, and the Compensation Committee in deciding the executive’s compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the appropriate peer group.  At its meeting in December 2009, the Compensation Committee also reviewed and set compensation for the directors, which is described below under “Director Compensation.”

Prior to the Compensation Committee’s meeting in February 2010, the Company’s senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2010 annual incentive awards or 2010 long-term compensation awards to occur.

At the Compensation Committee’s meeting in February 2010, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2010 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2010 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted entirely of performance units, as well as the amount of performance units that would be granted.

In 2009, the Compensation Committee engaged Mercer as its executive compensation consultant for 2010. As part of this engagement, Mercer reviewed the Company’s current director and executive officer compensation, confirmed the peer groups to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company’s director and executive officer compensation.  Mercer also provided perspectives on market trends.   During 2010, Mercer received $140,485 in fees for director and executive officer compensation advisory services to the Compensation Committee.  Separately, Mercer and its affiliates received $1,370,000 in fees for other services, of which $993,586 related to routine annual actuarial services, $299,515 related to a one-time project for the Company’s qualified defined benefit retirement plan (the “Pension Plan”) that resulted in the changes to the Pension Plan described on page 38, $57,182 related to an analysis performed to assess the overall market competitive positioning of Enogex’s total remuneration as compared to a selected group of industry peers and $19,717 related to other miscellaneous services, including annual surveys.  The decision to engage Mercer and its affiliates for these other services was reviewed and approved by the Compensation Committee.  For the reasons described below, the Compensation Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer.

Although the Company retains Mercer and its affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company because of the procedures Mercer and the Compensation Committee have in place.  In particular, we have been informed by Mercer that:

•	the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

•
Mercer’s professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

In addition:

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•
the Compensation Committee reviewed and approved all services, including the fees for such services to be provided to the Compensation Committee or the Company by the executive compensation consultant and its affiliates;

•	the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•
the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant’s advice and recommendations can be shared with management.  These protocols are included in the consultant’s engagement letter. This approach is intended to protect the Compensation Committee’s ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

Leadership Structure.  The Company’s Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO.  The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.

Peter B. Delaney currently serves as Chairman of the Board and CEO.  At the time of his election, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company’s best interest, however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed Luke R. Corbett to serve in the role of lead director.  Mr. Corbett, as an independent lead director, chairs executive sessions of the Board conducted without management. These sessions will be held at least once annually and were held six times in 2010.  Management also periodically meets with the lead director to discuss Board and committee agenda items.

Risk Oversight.  The Board of Directors appoints the Chief Risk Officer (“CRO”) of the Company.  The CRO serves as the chairman of the Risk Oversight Committee of the Company, which is composed primarily of corporate officers.  The Risk Oversight Committee is responsible for the overall development, implementation and enforcement of strategies and policies for all risk management activities of the Company.  The Risk Oversight Committee’s responsibilities include review of:

•	the existing risk exposure and performance of the Company’s business units;

•	existing credit and market risk measurement methodologies;

•	counterparty credit limit structures;

•	fuel procurement activities;

•	policy change requests; and

•	violations of risk policies.

On a quarterly basis, the Risk Oversight Committee, through the CRO, reports to the Audit Committee of the Board of Directors of the Company (“Audit Committee”) on the Company’s risk profile affecting anticipated financial results, including any significant risk issues. This report is followed by an executive session with the CRO at which only members of the Audit Committee are present.  At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company’s Code of Ethics, any material pending or threatened litigation, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.

Communications with the Board of Directors. Shareowners and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Attendance at Annual Meeting. The Company encourages each of its Board members to attend the Annual Meeting and the directors are expected to attend whenever reasonably possible. All of the current Board members attended the Annual Meeting in 2010.

Related Party Transaction Policy; Prohibition on Loans.  The Company’s Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company.  The Company’s Code of Ethics provides, among other things, that (i) conflicts of interest may arise when an individual or someone in his or her immediate family receives improper personal benefits as a result of the employee’s position, (ii) employees should not authorize business with any firm in which they, or a member of their immediate family, have a direct or indirect interest and (iii) employees should, as a general rule, avoid accepting a gift or invitation of such value (generally in excess of $100) that acceptance could create or appear to create, an obligation to a person or company with whom the Company does business. The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee is to consider possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts of interest.  Similarly, the charter of the Audit Committee provides that the Audit Committee is to periodically obtain reports regarding compliance with the Company’s Code of Ethics.  If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (1) the employee will be asked to end the activity that caused the conflict; (2) realignment of job responsibilities or assignment or (3) if (1) and (2) are not possible, employment will be terminated.  Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company’s Corporate Governance Guidelines provide that, except for employment arrangements with the CEO, the Company will not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, present a conflict of interest, or is otherwise prohibited by law, rule or regulation and includes (i) directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company and (ii) significant business dealings with directors or their affiliates, substantial charitable contributions to organizations in which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director.  Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company’s shareowners. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates. Except as discussed above, the Company has not prescribed any specific standards to be applied when determining whether a conflict exists or whether a waiver of any such conflict should be made.  The Company’s Stock Incentive Plan prohibits all loans to executive officers.

Auditors; Audit Partner Rotation. As described on page 21, the Company is requesting that the shareowners ratify the selection of Ernst & Young LLP as the Company’s principal independent accountants for 2011. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines. During 2004, the Company established stock ownership guidelines for its directors and officers. These guidelines were reviewed and revised by the Compensation Committee in 2008 and were reviewed in 2009 and 2010. The terms of these guidelines are explained on page 32 in Compensation Discussion and Analysis.

Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareowners in accordance with our By-laws. Our By-laws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareowners, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth certain information concerning you and the nominee(s), including each nominee’s name and address, a representation that you are entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in your notice, a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made by you, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) and the consent of each nominee to serve as a director if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates.

The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareowner perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual’s level of performance as a director of the Company.  No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareowners on the same basis as they evaluate other candidates.

The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender.  The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates is reassessed on an annual basis, when the committee’s charter is reviewed.

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend to the Board, and for the Board to conclude at its meeting in February 2011, that the individual should be serving as a director of the Company.

James H. Brandi.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brandi should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brandi’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as a Managing Director of UBS Securities, LLC and of Dillon, Read & Co. Inc., his academic achievements at Harvard Business School and at Yale University, his prior experience as a director of a publicly-held utility business, his current experience as a director of a public-held company, his ability to interact well with other directors, his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility and pipeline industries. Also, as a result of his business career and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brandi will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Wayne H. Brunetti.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brunetti should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brunetti’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of one of the larger utility holding company systems in the United States, his more than 30 years of experience in the utility industry, his prior experience as a director of another publicly-held company, his ability to interact well with other directors, his involvement in civic and community matters, his understanding of management trends generally and in the utility industry and his financial accounting and corporate finance acumen.  Also, as a result of his extensive career in leadership positions in the utility industry and his service on the Board, the Board and the Nominating and

Corporate Governance Committee believe that Mr. Brunetti will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Luke R. Corbett.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Corbett should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company.  Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Corbett’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman and chief executive officer of a large, multi-national, publicly-held energy company, his current experience as a director of two publicly-held corporations, his ability to interact well with other directors, his active involvement for many years in civic and charitable matters affecting many of the communities served by the Company, his understanding of management trends generally and in industries relevant to the Company, his prior performance as chair of the Board’s Compensation Committee, his current performance as Lead Director of the Board and his financial accounting and corporate finance acumen.  Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Corbett will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Peter B. Delaney.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Delaney should continue serving on the Board based, in large part, on his demonstrated business, management and leadership skills, on the Board’s policy to have the CEO serve as a member of the Board and on his level of performance as CEO and as Chairman of the Board.  Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Delaney’s integrity, his intelligence, his level of performance since his employment by the Company in April 2002, his thorough knowledge of the Company’s businesses, his prior experience in the energy and financial industries, his involvement with the Edison Electric Institute, his demonstrated understanding of management trends in general and in the Company’s businesses, his expertise in financial accounting and corporate finance, his commitment to supporting the communities served by the Company and his active involvement in civic and charitable matters in many of the communities served by the Company.

John D. Groendyke.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Groendyke should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director of the Company for many years.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Groendyke’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his experience as chairman and chief executive officer of a large trucking business, which, like the utility industry, is highly regulated, his ability to interact well with other directors, his active support of numerous civic and charitable matters affecting many of the communities served by the Company, his understanding of environmental and wildlife issues, his understanding of management trends generally and his financial accounting and corporate finance acumen.  Also, as a result of his business experience and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Groendyke will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issued facing the Company and on the development and execution of the Company’s strategy.

Kirk Humphreys.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Humphreys should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Humphreys’ integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior service as Mayor of Oklahoma City for six years, his continued active involvement in civic and charitable matters, his knowledge of business and economic issues facing Oklahoma, his ability to interact well with other directors, his understanding of management trends generally and his financial accounting and corporate finance acumen.  Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Humphreys will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Robert Kelley.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Kelley should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company, and as Chair of the Audit Committee.  Specifically, that Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Kelley’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of a large, multi-national, publicly-held energy company, his current and prior experience as a director of other publicly-held companies along with having served as the chair of the audit committee of other publicly-held companies, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Audit Committee, his qualification as a “financial expert” and his understanding of corporate finance matters.  Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Kelley will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Linda Petree Lambert.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. Lambert should continue serving as a director of the Company based, in large part, on her business and leadership skills and her level of performance as a director of the Company for many years.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. Lambert’s integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as a director of public, private and charitable entities, her involvement in civic and charitable matters, her understanding of management trends generally and in industries relevant to the Company, her ability to interact well with other directors and her financial accounting and corporate finance acumen.  Also, as a result of her business career and her prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Ms. Lambert will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Robert O. Lorenz.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Lorenz should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company for many years.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Lorenz’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his current and prior experience as a director of other publicly-held companies, including his service as a chair of an audit committee and as a lead director, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Board’s Nominating and Corporate Governance Committee, his qualification as a “financial expert” and his corporate finance acumen.  Also, as a result of his business career and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Lorenz will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Leroy C. Richie.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Richie should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Richie’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his current and prior experience as a director of numerous publicly-held companies, including his service as chair of the audit committee of a publicly-held company, his legal expertise from his career as a lawyer and from his experience as a general counsel of Chrysler Corporation, his knowledge of corporate governance matters, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and his financial accounting and corporate finance acumen.  Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Richie will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

For additional information concerning the directors, please see “Proposal No. 1 – Election of Directors” below.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors was also a director of OG&E during 2010. The Board of Directors of the Company and OG&E met on eight occasions during 2010. Each director attended at least 88% of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served.

Committees. The standing committees of the Company’s Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

The members of these committees, the general functions of the committees and number of committee meetings in 2010, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2010

Compensation Committee: James H. Brandi Wayne H. Brunetti Luke R. Corbett John D. Groendyke Kirk Humphreys Leroy C. Richie*	Oversees • compensation of directors and principal officers • executive compensation • benefit programs	5

Audit Committee: Wayne H. Brunetti Kirk Humphreys Robert Kelley* Linda Petree Lambert Robert O. Lorenz	Oversees financial reporting process • evaluate performance of independent auditors • select independent auditors • discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination • review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q • oversees risk assessment and risk policies	4

Nominating and Corporate Governance Committee: James H. Brandi John D. Groendyke Linda Petree Lambert Robert O. Lorenz* Leroy C. Richie	Reviews and recommends • nominees for election as directors • membership of director committees • succession plans • various corporate governance issues Reviews environmental initiatives and compliance strategies	4

Executive Committee: Luke R. Corbett Robert Kelley Robert O. Lorenz Leroy C. Richie	Performs duties of the Board during intervals between Board meetings	0

* Chairperson

Director Compensation. Compensation of non-officer directors of the Company during 2010 included an annual retainer fee of $107,000, of which $37,500 was payable in cash in monthly installments and $69,500 was deposited in the director’s account under the Company’s Deferred Compensation Plan in December 2010 and converted to 1,541.703 common stock units based on the closing price of the Company’s Common Stock on December 3, 2010. All non-officer directors received $1,500 for each Board meeting and $1,500 for each committee meeting attended. The lead director and the chairman of the Audit Committee received an additional $10,000 cash retainer in 2010. The chairmen of the Compensation and Nominating and Corporate Governance Committees received an additional $5,000 annual cash retainer in 2010. Each chairman of a board committee also received a meeting fee of $1,500 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E during 2010.

Under the Company’s Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company’s Deferred Compensation Plan. During 2010, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company’s Common Stock, and various money market, bond and equity funds. When an individual ceases to be a director of the Company, all amounts credited under the Company’s Deferred Compensation Plan are paid in cash in a lump sum or installments. As described under “Executive Officers’ Compensation - 2010 Nonqualified Deferred Compensation Table,” in certain circumstances, participants may also be entitled to in-service withdrawals from the Company’s Deferred Compensation Plan.

In December 2010, the Compensation Committee met to consider director compensation.  At that meeting, the Compensation Committee increased the cash portion of the annual retainer for 2011 to $42,000 from $37,500 and increased the annual retainer for 2011 for the lead director from $10,000 to $15,000.  The other components of director compensation remained unchanged.

Historically, for those directors who retired from the Board of Directors after 10 years or more of service, the Company and OG&E continued to pay their annual cash retainer until their death. In November 1997, the Board eliminated this retirement policy for directors. Directors who retired prior to November 1997, however, will continue to receive benefits under the former policy.

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James H. Brandi	$52,250	$69,500	0	0	0	0	$121,750
Wayne H. Brunetti	$65,000	$69,500	0	0	0	0	$134,500
Luke R. Corbett	$67,000	$69,500	0	0	0	0	$136,500
John D. Groendyke	$63,000	$69,500	0	0	0	0	$132,500
Kirk Humphreys	$65,000	$69,500	0	0	0	0	$134,500
Robert Kelley	$79,500	$69,500	0	0	0	0	$149,000
Linda Petree Lambert	$66,500	$69,500	0	0	0	0	$136,000
Robert O. Lorenz	$73,000	$69,500	0	0	0	0	$142,500
Leroy C. Richie	$69,500	$69,500	0	0	0	0	$139,000
J.D. Williams (2)	$18,500	0	0	0	0	0	$18,500
(1)
Amounts in this column represent the dollar value of the annual retainer that was deposited in the director’s account under the Directors’ Deferred Compensation Plan. At December 31, 2010, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Brandi, 1,541.7036 common stock units; Mr. Brunetti, 6,001.6448 common stock units; Mr. Corbett, 60,647.3092 common stock units; Mr. Groendyke, 22,979.8028 common stock units; Mr. Humphreys, 13,888.9954 common stock units; Mr. Kelley, 53,623.8120 common stock units; Ms. Lambert, 13,771.1094 common stock units; Mr. Lorenz, 24,958.2317 common stock units; Mr. Richie, 7,791.3105 common stock units and Mr. Williams, 0 common stock units.

(2)	Mr. Williams retired from the Board effective at the 2010 Annual Meeting.

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 10 members.  Prior to this year’s Annual Meeting, the Board of Directors was classified into three groups that were to be as equal in number as possible, with one class of directors elected at each year’s Annual Meeting for a three-year term.  Accordingly, three directors have terms expiring at this year’s Annual Meeting, four directors have terms expiring at the 2012 Annual Meeting and three directors have terms expiring at the 2013 Annual Meeting.  At last year’s Annual Meeting, the shareowners approved amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for annual elections of directors upon expiration of the terms of any existing directors.  Accordingly, the three directors whose terms expire at this year’s Annual Meeting will be elected for a one-year term and to continue in office until their successors are elected and qualified. Those directors previously elected to terms expiring at the 2012 Annual Meeting and the 2013 Annual Meeting will continue to serve until such terms expire.

Subsequent to the approval of the above-described amendments to the Company’s Restated Certificate of Incorporation by the shareowners at last year’s Annual Meeting, however, Oklahoma corporate law was amended to mandate that large public Oklahoma corporations such as the Company have a classified board.  Under the new law, if a corporation’s certificate of incorporation does not divide the board into classes, the board of directors will be deemed to automatically be divided into three classes consisting of a number of directors as nearly equal in number as possible, with the directors placed sequentially into each class alphabetically by last name.  After January 1, 2015, a corporation can elect to opt out of this provision if approved by a majority of the outstanding stock.  The Company is currently evaluating the actions it may take in response to the new law.

The following three persons are the nominees of the Board to be elected for a one-year term at the Annual Meeting to be held on May 19, 2011: Mr. Kirk Humphreys, Ms. Linda Petree Lambert and Mr. Leroy C. Richie.  Each of these individuals nominated for election at the Annual Meeting is currently a director of the Company.  Each of the other directors also was a director of the Company and OG&E during 2010.

Proxies solicited by the Board will be voted in favor of the election as directors of the previously listed three nominees unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. All nominees or directors own less than 0.3 percent of any class of voting securities of the Company.

For the nominees described herein to be elected as directors, they must receive the affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote. Withholding authority or abstaining is treated as a vote against. Broker non-votes will be treated as shares not entitled to be voted.

INFORMATION ABOUT DIRECTORS AND NOMINEES
The following contains certain information concerning the three nominees for director, as well as the directors whose terms of office extend beyond the Annual Meeting on May 19, 2011.

Nominees for Election for Term Expiring at 2012 Annual Meeting of Shareowners

KIRK HUMPHREYS, 60, is the Chairman and Manager of The Humphreys Company, LLC, a real estate development company, and Board member and Manager of Carlton Landing, LLC, a real estate investment company. He has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states. He was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Mr. Humphreys was the founding chairman of the Oklahoma District Council of the Urban Land Institute.  He is a trustee of the Oklahoma City Airport Trust and the Oklahoma Industries Authority. He serves on the boards of the Oklahoma State Fair and Native American Cultural and Educational Authority.  Mr. Humphreys has been a director of the Company and of OG&E since November 2007, and is a member of the Audit Committee and the Compensation Committee of the Board.

LINDA PETREE LAMBERT, 71, is President of LASSO Corporation, a diversified oil and gas investment company. Ms. Lambert has served in such capacity since 1991.  Ms. Lambert is also President of Enertree, L.L.C., also an oil and gas investment company. Ms. Lambert has served in such capacity since 2003. Ms. Lambert serves as Chairman of the Board of Mercy Health Center, serves on the Board of Oklahoma Water Resources, serves on the Board of the United Way of Central Oklahoma and is a member of the Board of Directors of InvesTrust, a privately held trust company. Ms. Lambert has been a director of the Company and of OG&E since November 2004, and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

LEROY C. RICHIE, 69, serves as counsel to the Detroit-based law firm of Lewis & Munday, P.C., one of the oldest and largest law firms in the nation founded by minorities. From 1998 to 2004, Mr. Richie was chairman and CEO of Q Standards World Wide Inc. and Capitol Coating Technologies Inc., and President of Intrepid World Communications. Mr. Richie also has served as Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation and as director of the New York office of the Federal Trade Commission. Mr. Richie served on the Board of Directors of Kerr-McGee Corporation from 1998 to 2006, the last three years as chairman of the audit committee. He currently serves as a director of Digital Ally Inc., Infinity Energy Resources Inc. and RiverSource Investment Funds.  Mr. Richie previously served as a director of Vibration Control Technologies, LLC (2004-2010), Great Lakes Assemblies, LLC (2005-2010) and Gulf Shores Assemblies, LLC (2008-2010). Mr. Richie served on the boards of the Seligman Mutual Fund Family from 2000 until 2008, when they merged with and into RiverSource.  Mr. Richie has been a director of the Company and of OG&E since November 2007, and is chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and of the Executive Committee of the Board.

Directors Whose Terms Expire at 2013 Annual Meeting of Shareowners

JAMES H. BRANDI, 62, is a Managing Director of BNP Paribas Securities Corp., an investment banking firm.  From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm.  From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group.  Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas.  Mr. Brandi currently serves as a director of Approach Resources Inc.  Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College.  Mr. Brandi served as a director of Energy East Corporation from 2006 to 2008.  Mr. Brandi has been a director of the Company and of OG&E since February 2010, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

LUKE R. CORBETT, 64, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997; President and Chief Operating Officer from 1995 to 1997; and Group Vice President from 1992 to 1995. Mr. Corbett also serves as a member of the Board of Directors of Noble Corporation and Anadarko Petroleum Corporation, which acquired Kerr-McGee Corporation on September 1, 2006. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is a member of the Compensation Committee and the Executive Committee of the Board.

PETER B. DELANEY, 57, is Chairman and Chief Executive Officer of the Company and OG&E. From September 2007 until December 2010, Mr. Delaney was Chairman, President and Chief Executive Officer of the Company and OG&E. From January 2007 until September 2007, Mr. Delaney was President and Chief Operating Officer of the Company and OG&E. From 2004 to January 2007 he was Executive Vice President and Chief Operating Officer of the Company and OG&E. From 2002 to 2004, Mr. Delaney was Executive Vice President, Finance and Strategic Planning for the Company and has served since 2002 as the Chief Executive Officer of the Company’s Enogex LLC subsidiary. Mr. Delaney has been a director of the Company and OG&E since January 2007.

Directors Whose Terms Expire at 2012 Annual Meeting of Shareowners

WAYNE H. BRUNETTI, 68, is a retired Chairman of the Board and Chief Executive Officer of Xcel Energy Inc., which provides electricity and natural gas services in eight Western and Midwestern states.  Mr. Brunetti served as Xcel Energy’s chairman and chief executive officer from 2001 to 2005.  Mr. Brunetti also served as chairman, president and chief executive officer of Xcel Energy’s various predecessor companies, including New Century Energies, Public Service Company of Colorado and Southwestern Public Service Company.  Mr. Brunetti was the acting Chief Executive Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy Inc., from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003.  Mr. Brunetti began his career at Florida Power & Light in 1964.  Mr. Brunetti also served on the Board of Synenco Energy, a Canadian oil sands company, from June 2006 to August 2008.  Mr. Brunetti has been a director of the Company and of OG&E since August 2008, and is a member of the Audit Committee and the Compensation Committee of the Board.

JOHN D. GROENDYKE, 66, is Chairman of the Board and Chief Executive Officer of Groendyke Transport, Inc., a bulk truck transportation company in Enid, Oklahoma. Mr. Groendyke has worked at Groendyke Transport, Inc. since 1965.  Mr. Groendyke has been a member of the Oklahoma Wildlife Conservation Commission since 1976.  Mr. Groendyke has been a director of the Company and of OG&E since January 2003, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

ROBERT KELLEY, 65, is President of Kellco Investments Inc., a private investment company. Prior to May 1, 2001, he served as Chairman of the Board of Noble Affiliates, Inc., an independent energy company with exploration and production operations in the United States and international operations in China, Ecuador, Equatorial Guinea and the U.K. sector of the North Sea. Prior to October 2, 2000 he also served as President and Chief Executive Officer of Noble Affiliates, Inc. and of its three subsidiaries: Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley also serves as a member of the Board of Directors and audit committees of Cabot Oil and Gas Corporation and Smith International, Inc.  Mr. Kelley also served as a director of Lone Star Technologies, Inc. from 2001 until 2008.  Mr. Kelley is a certified public accountant and his prior experiences include working for a public accounting firm and teaching accounting at two universities. Mr. Kelley has been a director of the Company and OG&E since December 1996, and is chairman of the Audit Committee and a member of the Executive Committee of the Board.

ROBERT O. LORENZ, 64, is a retired partner of the Arthur Andersen accounting firm. Mr. Lorenz joined Arthur Andersen in 1969, became a partner in 1982, was named managing partner of the Oklahoma City office in 1994 and was named managing partner of the Oklahoma practice in 2000, the position he held until November 2002, when he retired. Mr. Lorenz serves on the Board of Directors, audit committee and as lead independent director of Panhandle Oil and Gas, Inc.  Mr. Lorenz also is a member of the Advisory Board of the United Way of Central Oklahoma. Mr. Lorenz served on the Board of Directors of Kerr-McGee Corporation until September 1, 2006 when Kerr-McGee was acquired by Anadarko Petroleum Corporation. Mr. Lorenz also served on the Board of Infinity Energy Resources, Inc. from 2004 until March 2009.  Mr. Lorenz has been a director of the Company and OG&E since July 2005, and is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and of the Executive Committee of the Board.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the election of the three nominees as director. Withholding authority or abstaining is treated as a vote against. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors recommends a vote “FOR” the election of the three nominees as director. Proxies solicited by the Board of Directors will be voted “FOR” the election of the three nominees as director, unless a different vote is specified.

PROPOSAL NO. 2 -
AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 125,000,000 TO 225,000,000

Description of the Proposed Amendment

The Board has adopted, subject to shareowner approval, a resolution to amend our Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of common stock from 125,000,000 to 225,000,000 shares.  The proposed amendment does not change the number of shares of Preferred Stock that the Company is authorized to issue.

The text of paragraph A. of Article IV of our Certificate, as it is proposed to be amended, reads as follows:

A.      AUTHORIZED CAPITAL STOCK.  The total number of shares which the corporation shall have the authority to issue shall be 230,000,000 shares, of which 225,000,000 shares shall be Common Stock, par value $0.01 per share, and 5,000,000 shares shall be Preferred Stock, par value $0.01 per share.

The Board has declared the proposed amendment advisable, has directed that the proposed amendment be submitted to the shareowners for their consideration and is recommending that the shareowners approve this amendment to the Certificate to increase the number of authorized shares of common stock to 225,000,000.

Reasons for the Proposed Amendment

The Company has not increased the number of authorized shares of common stock since the holding company restructuring creating OGE Energy was implemented on December 31, 1996 and the authorized number of shares was set at its current level of 125,000,000 shares.  At that time, the Company had approximately 40,000,000 shares of common stock outstanding.  As of February 1, 2011, the Company had 97,636,311 shares of common stock issued and outstanding out of the currently authorized 125,000,000 shares and, after taking into account shares reserved for issuance under our DRIP/DSPP, 401(k) plan, and equity compensation plans, 18,480,523 shares of common stock were available for issuance.  The increase in the number of outstanding shares since 1996 is primarily due to a 2-for-1 stock split in June 1998, as well as the shares issued pursuant to the above described plans and shares sold in public offerings.

The proposed increase in the amount of authorized but unissued shares of common stock is considered necessary to provide the Company with the flexibility in the future to issue shares of common stock for future financing transactions, acquisitions, stock dividends or distributions, stock splits, issuances under the DRIP/DSPP and employee and director stock plans, and other general corporate purposes.  There are currently no definitive plans, agreements or arrangements in place requiring the utilization of these additional shares for any of the foregoing.

Because the Company has no specific plans to issue any part of the additional shares being requested, the Company cannot set forth specific risks or harms that would result from the proposed increase not being approved. However, the Company believes that the failure to approve the proposed amendment could inhibit the use of common stock issuances to fund new projects or acquisitions or would delay completion of such transactions while the Company sought shareholder approval to issue common stock for such purposes.

Possible Adverse Effects of the Amendment on Common Shareowners

The additional common stock to be authorized by adoption of this amendment would have rights identical to the currently outstanding common stock of the Company.  If the shareowners approve the amendment, our Board may cause the issuance of additional shares of common stock without further vote of the shareowners, except as may be required by applicable laws or the rules of the NYSE and any other national securities exchanges on which our common stock is then listed.  Currently, the NYSE requires shareowner approval as a prerequisite to listing shares in certain instances, including acquisition transactions where the issuance could increase the number of outstanding shares by 20% or more.  The proposed amendment will not have any immediate effect on the rights of existing common shareowners.  However, to the extent that the additional authorized shares of common stock are issued in the future, they will decrease the existing common shareowners’ percentage equity ownership and voting power and, depending on the price at which they are issued, could be dilutive to existing common shareowners.  Current holders of our common stock have no preemptive or similar rights, which means that they do not have a prior right to purchase any new issuance of common stock to maintain their proportionate ownership interests. Issuance of additional common stock authorized by this amendment may also reduce the portion of dividends and liquidation proceeds available to the holders of currently outstanding common stock.  Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult to effect a change in control of the Company.  Presently, the Board knows of no attempt to obtain control of the Company.

Vote Required for Approval

The proposed amendment must be approved by the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting.  Abstentions, broker non-votes and failures to vote have the same effect as a vote against Proposal No. 2.  If the amendment is approved by the shareowners, the amendment will become effective upon filing of a certificate of amendment with the Oklahoma Secretary of State, which the Company anticipates filing promptly following the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 2.  Proxies solicited by the Board of Directors will be voted “FOR” Proposal No. 2, unless a different vote is specified.

PROPOSAL NO. 3 -
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently enacted federal legislation that is sometimes referred to as “say on pay”, the Company is providing shareowners with an advisory (non-binding) vote on compensation programs for our CEO and the other officers named in the Summary Compensation Table on page 34 (who we refer to as “named executive officers”). Accordingly, you may vote on the following resolution at the 2011 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, intends to consider the outcome of the vote when making future executive compensation decisions and, in particular, to consider any significant negative voting results to the extent they can determine the cause or causes for such votes.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is premised on providing competitive and responsible levels of compensation that are substantially performance-based so as to align the interests of our executive officers with those of our shareowners.  Payouts of annual and long-term incentive awards require the achievement of specific goals established by the Compensation Committee that are designed to benefit our shareowners and the Company, both in the long and short term.  Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus, with the amount of the bonus being dependent on the level of achievement of specified Company performance-based goals established for the year.  These Company performance goals typically are tied to earnings per share and measures of operating performance. Awards under the Stock Incentive Plan are equity-based, with the amount ultimately paid to an officer being dependent on the level of achievement, usually over a three-year period, of specific Company performance goals that typically are tied directly to total shareowner return compared to a broad utility peer group and to growth in earnings per share.  By having a significant portion of our executives’ compensation dependent on the level of achievement of various performance goals, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below average performance, for their compensation to be below competitive levels.  This is illustrated by the high level of payouts to our named executive officers of the 2008 awards under the Stock Incentive Plan for the three-year performance period ending December 31, 2010.  The high level of payout was attributable, in our judgment, to excellent performance as the Company’s total shareowner return was at the 96th percentile (the top 4%) of the 72 companies in the Standard & Poor’s 1500 Utility Index for the three-year period ending December 31, 2010.

We believe the program strikes the appropriate balance between utilizing responsible pay practices and effectively incentivizing our executives to create value for our shareowners. This balance is evidenced by the following:

•
We set the 2010 total direct compensation (i.e., the salary plus the target awards under the Annual Incentive Plan and under the Stock Incentive Plan) of each of our named executive officers either below or within three percent of the median amount, as reported by the Compensation Committee’s executive compensation consultant, for an executive with similar duties in the applicable compensation peer group used by the Compensation Committee (which peer groups are listed on pages 25 and 26).

•
We provide a significant part of executive compensation in performance-based incentives.  For 2010, the target awards under the Annual Incentive Plan and under the Stock Incentive Plan represented from 56% to 75% of a named executive officer’s total direct compensation, with the officer having the ability to earn from 0% to 150% of the award under the Annual Incentive Plan and from 0% to 200% of the award under the Stock Incentive Plan, based entirely on the level of achievement of the applicable performance goals set by the Compensation Committee.

•	We respond to economic conditions appropriately, such as freezing base salaries of the named executive officers at 2008 levels for most of 2009.

Shareowners are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure for more information about the Company’s executive compensation program.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval, on an advisory basis, of the compensation of our named executive officers. Abstaining is treated as a vote against. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.  Proxies solicited by the Board of Directors will be voted “FOR” the approval of the compensation of our named executive officers, unless a different vote is specified.

PROPOSAL NO. 4 -
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing shareowners with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareowners with an advisory vote on whether such advisory vote on executive compensation should be held every year, every two or every three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

The option of one year, two years or three years that receives the highest number of votes cast by shareowners will be the frequency for the advisory vote on executive compensation that has been selected by shareowners. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our shareowners and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareowners. Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

The Board of Directors unanimously recommends that you vote for advisory votes on executive compensation every year.  Proxies solicited by the Board of Directors will be voted for advisory votes on executive compensation every year, unless a different vote is specified.

PROPOSAL NO. 5 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2011

The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2011. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareowners ratify the appointment of Ernst & Young LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify appointment, the Audit Committee may investigate the reasons for the shareowners’ rejection and may consider whether to retain Ernst & Young LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareowners.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareowners at the Annual Meeting.

The affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2011. Abstentions from voting in this matter are treated as votes “AGAINST.”

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company’s shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.

In fulfilling its oversight responsibilities regarding the 2010 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the Company’s independent auditors the Company’s 2010 financial statements and management’s assessment of the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company’s internal control over financial reporting. Our review with the independent auditors included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2011. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during 2010.

Fees for Independent Auditors

Year ended December 31	2010	2009
Integrated audit of the Company’s financial statements and internal control over
financial reporting	$1,530,000	$1,530,000
Services in support of debt and stock offerings	60,000	125,000
Other (A)	410,000	399,000
Total audit fees (B)	2,000,000	2,054,000

Employee benefit plan audits	110,000	104,000
Other	---	19,100
Total audit-related fees	110,000	123,100

Assistance with examinations and other return issues	105,675	405,990
Review of Federal and state tax returns	80,830	75,500
Total tax preparation and compliance fees	186,505	481,490
Other tax services	81,220	13,655
Total tax fees	267,725	495,145
Total fees	$2,377,725	$2,672,245
(A)
Includes reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, preparation for Audit Committee meetings and fees for consulting with the Company’s executives regarding accounting issues.

(B)
The aggregate audit fees include fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.  For 2010, this amount includes estimated billings for the completion of the 2010 audit, which were rendered after year-end.

There were no other fees billed by the independent auditors to the Company in 2010 and 2009 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal independent public accountants is compatible with maintaining auditor independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company’s independent public accountants for 2011.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2010, 100% of the audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee
Robert Kelley, Chairman
Wayne H. Brunetti, Member
Kirk Humphreys, Member
Linda Petree Lambert, Member
Robert O. Lorenz, Member

EXECUTIVE OFFICERS’ COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary. Three key components of compensation for the five named executive officers in the Summary Compensation Table on page 34 are salary, annual incentive awards under our Annual Incentive Compensation Plan and long-term awards under our Stock Incentive Plan.  Consistent with the Company’s compensation principles of providing competitive and, at the same time, reasonable levels of compensation, the 2010 salary, target award under our Annual Incentive Plan and target long-term award under our Stock Incentive Plan for each named executive officer was set either below or within three percent of the median amount as reported by the Compensation Committee’s executive compensation consultant for an executive with similar duties in the Company Peer Group (as defined below) or, in the case of Mr. Mitchell, for an executive with similar duties in the Enogex Peer Group (as defined below).

Payouts of the awards under the Annual Incentive Plan to executive officers are entirely performance-based with an individual having the opportunity to earn from 0% to 150% of his or her targeted award depending on the level of achievement of Company performance goals set by the Compensation Committee.  For the named executive officers, other than Mr. Mitchell, the Company performance goals for 2010 were based:  60% on consolidated earnings per share (“EPS”), 30% on the operation and maintenance expenses (“O&M”) for various business units of the Company and OG&E, its utility subsidiary, and 10% on a combined safety record of the Company and its subsidiaries.  For Mr. Mitchell, the Senior Vice President and COO of Enogex, his performance goals were based 90% on Enogex’s earnings and 10% on Enogex’s safety record.

Although the Company achieved record consolidated EPS of $2.99 for 2010, the named executive officers, other than Mr. Mitchell, received 85.5% of their targeted annual awards under the Annual Incentive Plan.  This relatively low payout, despite record earnings in 2010, resulted from a zero payout for the O&M goal as actual O&M expenses in 2010 exceeded the maximum level set by the Compensation Committee.  Mr. Mitchell received a 135% payout of his targeted annual award due to the record earnings reported by Enogex in 2010.

As noted above, the named executive officers also received in 2010 long-term awards under the Stock Incentive Plan.  Those awards are also entirely performance-based.  Payout of 75% of the awards is dependent on the Company’s total shareholder return over the three years ending December 31, 2012 compared to the total shareholder return for the same period of 72 utility holding companies and gas and electric utilities in the Standard & Poor’s 1500 Utility Index.  Payout of the remaining 25% of the long-term awards is based on the growth over the same three-year period in consolidated EPS from the $2.66 earned by the Company in 2009.

Compensation in 2010 for the named executive officers (other than Mr. Trauschke who did not join the Company until April 2009) also included payouts of the long-term awards made to them in early 2008 for the three-year performance period ending December 31, 2010.  Like the awards for 2010, payouts of 75% of the 2008 long-term awards were tied to total shareholder return and payouts of the remaining 25% were tied to growth in EPS over the same three-year period from the Company’s 2007 EPS of $2.64.  Each named executive officer (other than Mr. Trauschke) received a payout of 180.25% of his 2008 target long-term award.  This high payout was due to the Company’s total shareholder return for the three years ending December 31, 2010 being at the 96th percentile (the top 4%) of the 72 utility holding companies and gas and electric utilities in the Standard & Poor’s 1500 Utility Index and the Company’s earnings growing over the same period from $2.64 per share to $2.99 per share.  As part of Mr. Trauschke’s employment arrangement upon his joining the Company in April 2009, Mr. Trauschke received a target long-term award based on total shareholder return and earnings growth for the period commencing April 1, 2009 and ending December 31, 2010.  Mr. Trauschke received a payout of 150% of this award as a result of the Company’s high total shareholder return and earnings growth during the 21-month period ending December 31, 2010.

As explained below, the named executive officers also participate in various retirement, health and welfare plans and programs that are generally available all full-time employees of the Company and receive limited perquisites.  The foregoing Executive Summary is subject to the following detailed explanation of the Company’s executive compensation practices and policies.

General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareowners. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.

Three key components of our executive compensation program are salary, annual incentive awards under our Annual Incentive Compensation Plan and long-term incentive awards under our Stock Incentive Plan.  Both the Annual Incentive Compensation Plan and Stock Incentive Plan have been approved by our shareowners. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income.  The Compensation Committee’s intent in setting salaries is to pay competitive rates based on an individual’s experience and level of performance. The annual and long-term incentive awards of an executive’s compensation are directly linked to performance. Payouts of these portions of an executive’s compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareowners and the Company, both in the long and short term.  Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year.  These Company performance goals typically are tied to measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company’s stock or to factors that affect the performance of the Company’s stock.

Our executive compensation program recognizes that our senior executives are in a position to influence directly the Company’s achievement of targeted results and strategic initiatives. For this reason, as an individual’s position and responsibilities increase, a greater portion of the officer’s compensation is at risk and consists of performance-based pay dependent on the achievement of performance objectives. This is shown by the level of 2010 salaries, annual incentive awards and long-term incentive awards set for the five executive officers reported in the Summary Compensation Table on page 34.  Based on the grant date fair value of equity awards granted to the named executive officers in 2010 and the base salary of the named executive officers, “Salary” accounted for 25% to 44% of total direct compensation (i.e. salary plus annual and long-term incentive compensation), while incentive compensation accounted for 56% to 75% of total direct compensation, assuming achievement of a target level of performance for each named executive officer. As a result, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, for their compensation to be below competitive levels.

An important part of the Compensation Committee’s process in setting executive compensation pay levels is a market analysis of executive pay levels.  For more than 10 years, the Compensation Committee has utilized a nationally recognized compensation consulting firm to assist it in performing this task.  In 2007, the Company, at the direction of the Compensation Committee, issued a request for proposals to numerous nationally recognized compensation consulting firms.  Following this process, the Compensation Committee selected Mercer as its executive compensation consultant for 2008 and immediately assigned to Mercer the task of developing a recommended peer group to be used by the Compensation Committee as part of the market analysis in setting executive compensation.

At meetings in July, September and October 2007, the Compensation Committee reviewed and discussed Mercer’s recommendations as to peer groups and selected the following as our peer group (the “Company Peer Group”) for executive compensation for 2008 for all officers of the Company other than those officers whose responsibilities are limited to Enogex (the “Enogex Officers”):

Alliant Energy Corp.1	Pepco Holdings, Inc.
Ameren Corp.	PNM Resources, Inc.
CenterPoint Energy, Inc.	Puget Energy, Inc.
CMS Energy Corp.	SCANA Corporation
DTE Energy Company	Sierra Pacific Resources
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Wisconsin Energy Corporation
ONEOK, Inc.

1 Name changed to NV Energy.

In years prior to the selection of the above peer group for compensation purposes, the Committee in conducting its market analysis and setting executive compensation had used more broad-based survey groups that included energy services organizations and general industry organizations. There was not one compelling factor that caused the Compensation Committee to shift from its prior use of these very broad-based industry groups to a more defined peer group in conducting a market analysis and setting executive compensation.  Rather, the decision was based on a variety of factors and included the prevalence, based on information from Mercer, of the use of defined peer groups by companies comparable to the Company and the Compensation Committee’s belief that a defined peer group of corporations with similar characteristics to the Company would allow for more precise comparison of executive compensation.

The companies comprising the Company Peer Group were selected because each company met a majority of the following specific criteria relevant to the Company:  (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations.

A similar screening process was used to select a peer group for compensation purposes for the Enogex Officers (the “Enogex Peer Group”) with the key criteria including revenue, miles of pipeline assets and total assets.  The Enogex Peer Group consists of the following 13 companies:

Copano Energy, L.L.C.	NuStar Energy L.P.
Crosstex Energy, L.P.	ONEOK Partners, L.P.
DCP Midstream Partners, LP	Regency Energy Partners LP
El Paso Corporation	Southern Union Company
Energy Transfer Partners, L.P.	Spectra Energy Corp
Genesis Energy, L.P.	Sunoco Logistics Partners L.P.
Magellan Midstream Partners, L.P.

The Compensation Committee believes that a separate peer group for Enogex is appropriate for several reasons, including the distinct differences of Enogex’s midstream natural gas business and of the skills and market for executives in the natural gas business as compared to the rest of the Company.

The Compensation Committee retained Mercer in 2009 as its compensation consultant for 2010.  The Compensation Committee during 2009 reviewed with Mercer and the Company’s management the Company Peer Group and Enogex Peer Group and determined that no changes in the peer group were necessary for purposes of determining 2010 executive compensation.  For 2010, senior management in making recommendations on compensation and the Compensation Committee in making decisions on compensation used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all executives other than the Enogex Officers and the median market pay data provided by Mercer of the Enogex Peer Group for the Enogex Officers.  This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual’s performance, experience level and internal equity.

An individual’s performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO and COO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.

The Compensation Committee met in December 2009 and set each executive officer’s 2010 salary and, subject to potential adjustment at its meeting in February 2010, each executive officer’s target annual incentive award and target long-term incentive award for 2010 based primarily on the individual’s annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group or, in the case of an executive officer whose responsibilities are limited to Enogex, the Enogex Peer Group. The target annual and long-term incentive awards were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.

Following a discussion of recommendations by the CEO and COO, the Compensation Committee, at its meeting in February 2010, set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive’s interests with our shareowners by having achievement of Company performance goals be directly beneficial to our shareowners or indirectly beneficial to our shareowners by being tied to an operational measure that improves the efficiency of our operations.  At its meeting in February 2010, the Compensation Committee also approved the form of the long-term compensation awards for most executive officers, which awards were equity-based and, like prior years, consisted entirely of performance units whose payout was dependent on the Company’s achievement of specified performance goals during the three-year period ending December 31, 2012. The Compensation Committee chose to take these actions at its meeting in February 2010 rather than at the December 2009 meeting because the Compensation Committee wanted to know the Company’s audited 2009 financial results before setting many of the 2010 performance goals and such audited financial results were not available until shortly before the meeting.

In setting the executive compensation for any given year, the Compensation Committee historically (including 2010) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive’s compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.

As indicated above, our senior management and, in particular, our CEO and COO played an important part in setting 2010 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2010 annual incentive awards and long-term incentive awards, they reviewed with the Compensation Committee at its December 2009 meeting the performance evaluations of each officer (other than the CEO), with the CEO giving his performance evaluation of the COO. They also reviewed and discussed with the Compensation Committee at its December meeting their recommendations for each member of management of 2010 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO’s performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee’s performance evaluation of the CEO, along with his 2010 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.

The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the named executive officers that were approved by the Compensation Committee and were paid in connection with 2010 compensation.

Base Salary. As explained above, the base salaries for our executive officers in 2010 were designed to be competitive with the Company Peer Group for most of our executive officers and with the Enogex Peer Group for the Enogex Officers.  Base salaries of our executive officers were determined based primarily on an individual’s annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the appropriate survey group. The salaries of executive officers for 2010 were determined in December 2009, with an effective date of January 1, 2010.  The 2010 base salary amounts and percentage increase approved by the Compensation Committee for the named executive officers reported in the Summary Compensation Table on page 34 were as follows: Peter Delaney, $840,000, 4.7%; Sean Trauschke, $412,000, 7.6%; Danny Harris, $562,300, 4.9%; Keith Mitchell, $331,300, 5.5%; and Steve Merrill, $254,800, 4.0%.  The new salary for each of these individuals was either below or within 3.0% of the median for an executive with similar duties in the Company Peer Group or, in the case of Mr. Mitchell, an executive with similar duties in the Enogex Peer Group.  The percentage increase for each of the named executive officers reflects the increase from the individual’s annual salary that was in effect on November 1, 2009.  As explained in the Company’s proxy statement last year and despite the Compensation Committee having approved salary increases for 2009, salaries of executive officers, with limited exceptions, were frozen during the first 10 months of 2009 at their 2008 level due, in large part, to the continuing deterioration in the U.S. economy in late 2008 and early 2009.  The salary increases approved by the Compensation Committee for 2009 did not become effective until the first pay period in November 2009, with no adjustment for the prior 10 months when salaries were frozen.

Annual Incentive Compensation. Annual incentive awards with respect to 2010 performance were made under the Annual Incentive Compensation Plan to 148 employees, including all executive officers. The Plan provides executive officers with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2010, were established by the Compensation Committee in February 2010.  The Company also has a similar plan, the Team$hare Plan, that provides similar opportunities to all full-time employees who do not participate in the Annual Incentive Plan.

The amount of the award for each executive officer was expressed as a percentage of base salary paid during 2010 (the “targeted amount”), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0% to 150% of such targeted amount. For 2010, the targeted amount ranged from 30% to 90% of base salary for the executive officers.  For the named executive officers reported in the Summary Compensation Table on page 34, the targeted amounts were as follows: Mr. Delaney, 90% of his 2010 salary; Mr. Trauschke, 60% of his 2010 salary; Mr. Harris, 75% of his 2010 salary; Mr. Mitchell, 50% of his 2010 salary; and Mr. Merrill, 50% of his 2010 salary.  The targeted amount for each of these individuals was at or below the median of the level of such award granted to a comparable executive in the Company Peer Group or, in the case of Mr. Mitchell, to a comparable executive in the Enogex Peer Group.

As noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals. For Messrs. Delaney, Harris, Trauschke and Merrill, the Company performance goals for 2010 were based: (i) 60% on a Company consolidated EPS target established by the Compensation Committee (the “Consolidated Earnings Target”), (ii) 30% on an O&M expense target for various business units of the Company and of OG&E established by the Compensation Committee (the “O&M Target”), and (iii) 10% on various safety targets established by the Compensation Committee (the “Corporate Safety Targets”).   For Mr. Mitchell, the Company performance goals were based 90% on a consolidated earnings target of Enogex and its subsidiaries (the “Enogex Earnings Target”) and 10% on various safety targets for Enogex and its subsidiaries (the “Enogex Safety Targets”).  For the remaining executive officers, the Company performance goals were based on different combinations of the Consolidated Earnings Target, an earnings target for OG&E, the Enogex Earnings Target, the O&M Target and various safety targets and customer satisfaction targets, each as established by the Compensation Committee.

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The following table shows the target levels of performance for the

Company performance goals set for executive officers in 2010, the actual level of performance, as calculated pursuant to the terms of the awards, and the percentage payout of the targeted amount based on the actual level of performance:

	Target	Actual Performance	% Payout
Consolidated Earnings Target	$2.90/share	$3.07/share	142.5%
Enogex Earnings Target	$0.84/share	$1.08/share	150%
O&M Target	$348 million	$378 million	0%
Safety Targets	Recordable Incident Rate	Recordable Incident Rate
	1.00 Combined Utility & Enterprise Services	1.27	0%
	0.67 Combined Enogex & OGE Energy Resources LLC	1.88	0%

Calculation of the Consolidated Earnings Target, O&M Target and Enogex Earnings Target were derived from the amounts reported in the Company’s financial statements, with the Consolidated Earnings Target being the Company’s reported consolidated diluted EPS from continuing operations, the Enogex Earnings Target being the reported consolidated net income of Enogex divided by the Company’s diluted average shares outstanding at December 31, 2010 and the O&M Target being the O&M expenditures of various OGE Energy and OG&E business units.  The safety targets consisted of recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries. At the time of setting these Company performance goals, the Committee specifically excluded various items in calculating the achievement of these performance goals, including, for example, increases or decreases in revenues or expenses in excess of $5.0 million from the enactment after February 17, 2010 of any new Federal or state law, increases or decreases in revenues or expenses from any change in accounting principles occurring during 2010 or from the sale, other dispositions or impairment of any business asset.  The overall effect of these exclusions was to increase the Company’s reported consolidated EPS from continuing operations from $2.99 per share to $3.07 per share, which increased the level of payout associated with the Consolidated Earnings Target from 122.5% to 142.5%.  The entire $0.08 increase in the Company’s reported consolidated EPS was attributable to excluding the additional costs in excess of $5.0 million recognized by the Company in 2010 from eliminating the tax deduction for the Medicare Part D subsidy as a result of the enactment in March 2010 of the Patient Protection and Affordable Care Act. The exclusions also increased Enogex’s reported consolidated net income, but did not affect payouts associated with the Enogex Earnings Target, because, even without the exclusions, the payout of the Enogex Earnings Target was at the 150% maximum.  The Company believes that the exclusions, which were set by the Committee at the same time the 2010 Company performance goals were set in February 2010, are appropriate as they represent items that are outside the Company’s control, that are one-time events or that are not indicative of the Company’s operating performance.

The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2010, and as shown by the chart above, corporate performance of the O&M Target and of the Safety Targets was below the minimum level of achievement set by the Compensation Committee and resulted in no payout to executive officers while corporate performance of the Consolidated Earnings Target, the Enogex Earnings Target and the Corporate Safety Target exceeded the minimum levels of achievement established by the Compensation Committee and, based on the level of achievement, the Compensation Committee approved payouts under the Annual Incentive Compensation Plan to the Company’s most highly compensation executive officers ranging from 43% to 77% of their base salaries and from 85% to 135% of their targeted amounts. Payouts under the Annual Incentive Compensation Plan are in cash and the amounts paid to the Company’s most highly compensated executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 34.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2010 under our Company’s Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock and performance units. For 2010, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual’s base salary that was approved by the Compensation Committee in December 2009 to be effective as of January 1, 2010 (the “approved 2010 base salary”).  For 2010, the targeted amount ranged from 60% to 225% of the approved 2010 base salary for executive officers. Historically, the long-term incentive compensation for the Company’s executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the appropriate peer group.  For the named executive officers reported in the Summary Compensation Table on page 34, the targeted amounts of long-term incentive compensation were as follows: Mr. Delaney, 225% of his approved 2010 base salary; Mr. Trauschke, 120% of his approved 2010 base salary; Mr. Harris, 170% of his approved 2010 base salary; Mr. Mitchell, 95% of his approved 2010 base salary; and Mr. Merrill, 85% of his approved 2010 base salary.

Historically, the Compensation Committee had awarded long-term compensation annually in the forms of stock options and restricted stock. However, the Compensation Committee ceased issuing restricted stock and stock options to executive officers and instead, since 2005, has made annual awards of long-term compensation for the named executive officers solely in the form of performance units with, as explained below, payout of the performance units being dependent on achievement of Company performance goals set by the Compensation Committee. Specifically, for 75% of the performance units awarded in 2010, the Company performance goal is based on the relative total shareholder return of the Company’s Common Stock over the three-year period ending December 31, 2012 compared to a peer group and, for the remaining 25%, the Company performance goal is based on the growth in the Company’s EPS over the same period compared to an earnings growth target (the “Earnings Growth Target”) set by the Compensation Committee.

The performance units were granted to executive officers on February 17, 2010, immediately following the Compensation Committee’s meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive’s long-term compensation to be delivered in performance units (expressed as a percentage of the executive’s approved 2010 base salary, and as determined above) and dividing that amount by $36.78, which was the closing price of a share of the Company’s Common Stock on February 16, 2010.  Using this valuation method, the named executive officers received a number of performance units with a value at the date of grant from 85% to 225% of their approved 2010 base salaries.  All payouts of these performance units will be made in shares of the Company’s Common Stock, which causes the value of the performance units to be substantially dependent upon the changing value of the Company’s Common Stock in the marketplace. As indicated above, the terms of 75% of the performance units granted to each executive officer in 2010 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s total shareholder return over a three-year period (defined as share price increase (decrease) since December 31, 2009 plus dividends paid, divided by share price at December 31, 2009) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company’s total shareholder return performance consists of 77 utility holding companies and gas and electric utilities in the Standard & Poor’s 1500 Utility Index. At the end of the three-year period (i.e., December 31, 2012), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted to each executive officer in 2010, the officer is entitled to receive from 0% to 200% of the performance units granted depending upon the growth in the Company’s EPS over the three-year period ending December 31, 2012. The growth in the EPS for these officers will be measured from $2.66 per share (which is the $2.66 earned in 2009 from continuing operations), against the Earnings Growth Target (4.50% per year) set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2012), the terms of these performance units provide for payout of 100% of the performance units initially granted if the rate of growth of the Company’s EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200% for growth rates at or above 155.5% of the Earnings Growth Target and for payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 55.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s EPS for the year ended December 31, 2012, compared to the benchmark of $2.66.

In February 2011, the executive officers (other than Mr. Trauschke who did not join the Company until April 2009) received payouts of the 2008 performance units awarded to them in February 2008 as part of their long-term compensation for 2008.  Payout of 75% of the performance units awarded in 2008 was dependent on the achievement of a Company performance goal based on total shareholder return for the three-year period ended December 31, 2010 and 25% was dependent on the growth over the same three-year period in the Company’s EPS of $2.64 for the year ended December 31, 2007 compared to the Earnings Growth Target of 4% per year set by the Compensation Committee in February 2008.  The Company’s total shareholder return for the three-year period ending December 31, 2010, was at the 96th percentile (the top 4%) of the peer group. Stated differently, the percentage return on the Company’s Common Stock, consisting of increases (decreases) in the price of the Company’s Common Stock plus dividends paid, was higher than 68 of the 72 companies in the Standard & Poor’s 1500 Utility Index during the period commencing on January 1, 2008 and ending on December 31, 2010. The Company’s average annual EPS growth (calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s EPS for the year ended December 31, 2010 of $2.99, compared to the benchmark of $2.64 for the year ended December 31, 2007) was 4.42%. This high level of performance resulted in payouts in February 2011 of 200% of the 2008 performance units that were based on total shareholder return, 121% of the performance units based on EPS growth and an overall payout of 180.25% of the performance units originally awarded in 2008. The value of these payouts is reflected in the Stock Awards - Value Realized on Vesting column of the 2010 Option Exercises and Stock Vested Table on page 37.

Mr. Trauschke was hired as Vice President and CFO of the Company in April 2009.  As part of his employment arrangement, Mr. Trauschke received two long-term incentive awards consisting of performance units.  The first award was for a targeted amount of 105% of his initial salary of $382,500 for the performance period from April 1, 2009 through December 31, 2011.  The second award was for a targeted amount of $150,000 for the performance period from April 1, 2009 through December 31, 2010.  In February 2011, Mr. Trauschke received a payout of the second award.  The terms of this award were basically the same as awards made to other officers.  The number of performance units granted to Mr. Trauschke was determined by dividing $150,000 by $24.25, which was the closing price of the Company’s Common Stock on April 23, 2009 (the day before the grant was made to Mr. Trauschke).  Payout of

75% of these performance units was dependent on the Company’s total shareholder return as measured against the total shareholder return of the companies in the Standard &Poor’s 1500 Utility Index, for the period from April 1, 2009 through December 31, 2010.  Payout of the remaining 25% of these performance units was dependent on EPS growth, with the growth of EPS  measured against $2.51 (which is the $2.51 earned from continuing operations by the Company for the twelve months ended March 31, 2009) for the period commencing on April 1, 2009 and ending December 31, 2011.  Also, the maximum payout of this award to Mr. Trauschke was set at 150%, not 200% as has been the case with all other awards to executive officers.  Since the Company’s total shareholder return for the period from April 1, 2009 through December 31, 2010 was in the top 97% of the peer group and the average annual earnings growth rate for the same period exceeded 10%, Mr. Trauschke received a payout of 150% of these performance units in February 2011, and the value of this payout, based on the closing price of the Company’s Common Stock on December 31, 2010, is reported in the Stock Awards – Value Realized on Vesting column of the 2010 Option Exercises and Stock Vested Table on page 37.

CEO Compensation.  The 2010 compensation for Mr. Delaney consisted of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers. For 2010, Mr. Delaney’s salary was increased 4.7% from $802,100 to $840,000.  Mr. Delaney’s 2010 targeted award under the Annual Incentive Plan was increased from 85% to 90% of his base salary, and his targeted amount of long-term compensation remained unchanged at 225% of his approved 2010 base salary.  The overall result was that the amount of Mr. Delaney’s approved 2010 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was slightly below ($23,000) the median of such aggregated amount for a chief executive officer in the Company Peer Group.  Like the other named executive officers, Mr. Delaney’s targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company’s common stock on February 16, 2010, and resulted in his receiving 51,387 performance units.  The terms of these performance units are identical to those awarded other executives and are described above.

As a result of 2010 corporate performance of the corporate goals described above, Mr. Delaney was entitled to a payout of $646,386 under the Annual Incentive Plan, representing 85.5% of his targeted award and 77% of his salary. Like other executive officers, Mr. Delaney also received in February 2011 a payout of 180.25% of the performance units previously granted to Mr. Delaney in February 2008 based on the Company’s total shareholder return for the three years ended December 31, 2010 being at the 96th percentile (the top 4%) of the peer group selected by the Compensation Committee and the average annual growth of the Company’s EPS for the three years ended December 31, 2010 being 4.42%. This resulted in Mr. Delaney receiving a payout of 84,600 units, all of which were paid in shares of the Company’s Common Stock. The value of this payout, based on the closing price of the Company’s Common Stock on December 31, 2010, is reported in the Stock Awards – Value Realized on Vesting column of the 2010 Option Exercises and Stock Vested Table on page 37.

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. Virtually all of our employees, including executive officers, are eligible to participate in our Pension Plan and certain employees are eligible to participate in our supplemental restoration plan that enables participants, including executive officers, to receive the same benefits that they would have received under our Pension Plan in the absence of limitations imposed by the Federal tax laws. In addition, a Supplemental Executive Retirement Plan (the “SERP”), which was adopted in 1993, offers supplemental pension benefits to specified lateral hires. Mr. Delaney is the only executive officer who participates in the SERP. Mr. Delaney’s participation in the SERP was the result of arms-length bargaining between Mr. Delaney and the Company at the time of his hire in April 2002 as Executive Vice President of the Company. For additional information on the Pension Plan, restoration plan and SERP, see “2010 Pension Benefits Table” below.

Almost all employees of the Company, including executive officers, also are eligible to participate in our 401(k) Plan. Under the 401(k) Plan, participants may contribute between two percent and 19% of their compensation. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; or (ii) a contribution made on an after-tax basis.  In addition, participants age 50 or older may make as a before-tax contribution certain catch-up contributions as permitted under the Code. The 401(k) Plan was amended in October 2009 whereby eligible employees were provided a choice to select a future retirement benefit combination from the Company’s Pension Plan and the Company’s 401(k) Plan. For those employees who elected to stay in the Pension Plan (prior to it being amended) and 401(k) Plan (prior to it being amended), the Company matches (other than the catch-up contributions), each pay period under the 401(k) Plan, on behalf of each participant, an amount equal to 50 percent up to six percent of compensation for participants whose employment or re-employment date occurred before February 1, 2000 and who have less than 20 years of service, as defined in the 401(k) Plan, and an amount equal to 75 percent up to six percent of compensation for participants whose employment or re-employment date occurred before February 1, 2000 and who have 20 or more years of service, as defined in the 401(k) Plan.  For participants whose employment or re-employment date occurred on or after February 1, 2000 and before December 1, 2009 under the 401(k) Plan (prior to it being amended), the Company contributes 100 percent up to six percent of compensation.  For participants hired on or after December 1, 2009, the Company contributes, effective January 1, 2010, 200 percent up to five percent of compensation.  If employees elected not to stay in the Pension Plan (prior to it being amended) and 401(k) Plan (prior to it being amended), effective January 1, 2010, the Company contributes on behalf of each participant, depending on the choice selected, 200 percent up to five percent of compensation or 100 percent up to six percent of compensation.  Participants’ contributions are fully vested and non-forfeitable. The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Company’s Pension Plan, in the event of their termination due to death or permanent disability or upon attainment of age 65 while employed by the Company or its affiliates.

The Company also maintains a nonqualified Deferred Compensation Plan that is described below under “Nonqualified Deferred Compensation.”

The Company also offers executive officers a limited amount of perquisites. These include payment of social membership dues at dining and country clubs for certain executive officers, an annual physical exam for all executive officers, a relocation program and, in the case of Mr. Delaney, use of a Company car.  The relocation program is offered through a third-party relocation company for employees who relocate at the Company’s request and, in appropriate circumstances, to new employees who relocated in connection with their employment by the Company.  The relocation program provides for various levels of benefits.  For full-time employees above a certain pay level (i.e., a salary at or above approximately $60,000 per year), the program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, costs of selling a current residence, home finding, temporary living and transportation and storage of household goods.

The value of the perquisites received by each executive officer was less than $10,000 in 2010, other than Mr. Delaney, whose perquisites were $13,505 and consisted of use of a Company car, payment of social membership dining and country club dues and an annual physical exam, and Mr. Trauschke, whose perquisites were $81,346 and consisted of payment of social membership country club dues and relocation and related benefits under the relocation program and gross-up payments for taxes on a portion of the relocation expenses and his employment arrangement. The relocation and related benefits to Mr. Trauschke, which are described in detail below, did not include the buyout of his prior residence.  In reviewing the perquisites and the benefits under the SERP, 401(k) Plan, Deferred Compensation Plan, Pension Plan and Restoration of Retirement Income Plan, the Compensation Committee sought in 2010 to provide participants with benefits at least commensurate with those offered by other utilities of comparable size.

Change-of-Control Provisions and Employment Agreements.  Each of the executive officers has an employment agreement that provides for specified benefits upon termination following a change of control. As explained in detail below under the heading “Potential Payments Upon Termination or Change of Control,” if an executive officer’s employment is terminated by the Company “without cause” or by the executive for “good reason” (as defined) following a change of control, the executive officer is entitled to, among other things, a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. “Good reason” was defined for executives hired prior to January 1, 2009, to include the ability of the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, which was eliminated for executives hired after January 1, 2009, is sometimes called a “modified double-trigger” because payment is made only if there is a change of control and the executive officer’s employment is terminated. The agreements prior to January 1, 2009 utilized a modified double-trigger because the Board of Directors believed change-of-control payments only should be made if there is a separation of employment following a change-of-control, but also believed that the right to voluntarily terminate for any reason within 30 days after the first anniversary of the change of control helped ensure that the executive’s services would be available during an important transition period. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Board of Directors of the Company decided not to include this additional benefit in the Company’s agreements. Instead, as explained on page 41 below, under the Company’s agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. For more information regarding the employment agreements, please see “Potential Payments Upon Termination or Change of Control” below.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant’s termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.

In connection with Mr. Trauschke’s appointment in April 2009 as Vice President and CFO, the Company and Mr. Trauschke entered into an employment arrangement, the terms of which are summarized below.  The terms of the employment arrangement were approved by the Compensation Committee and were subject to arms-length bargaining between Mr. Trauschke and the Company.  Under his employment arrangement, Mr. Trauschke’s initial annual base salary was set at $382,500 and he received a cash signing bonus of $175,000, payable in two installments, of which $87,500 was paid on April 24, 2009 and $87,500 was paid on August 28, 2009.  Mr. Trauschke is obligated under the employment arrangement to repay the $175,000 if he voluntarily resigns or is terminated by the Company for cause within two years of his start date, which was April 24, 2009.  Pursuant to the employment arrangement, Mr. Trauschke received an annual award for 2009 under the Company’s Annual Incentive Plan with a target amount of 60% of his base salary.  Mr. Trauschke also received an award of two grants of performance units under his employment arrangement, both of which are described above.  Since Mr. Trauschke’s prior employer and residence were in North Carolina, the Company also agreed, under the employment arrangement, to reimburse Mr. Trauschke for various relocation and related expenses, including:  (i) travel expenses between North Carolina and Oklahoma City (maximum of one round trip per week) for nine months or, if sooner, the closing of the sale of his house in North Carolina, (ii) expenses for two house hunting trips in the Oklahoma City area for Mr. Trauschke and his wife, (iii) a real estate commission of six percent or less from the sale of his house in North Carolina and closing costs on a new house in the Oklahoma City area, each within one year of Mr. Trauschke commencing employment, (iv) moving expenses associated with moving his residence and family to Oklahoma City and (v) interim living expenses of up to $3,000 per month for nine months pending the sale of his residence in North Carolina.  The Company is obligated under the employment arrangement to pay Mr. Trauschke an amount equal to 1.5 times his then annual rate of base salary if the Company terminates Mr. Trauschke’s employment other than for cause before April 24, 2011.  After January 1, 2010, all of the provisions of the arrangement with Mr. Trauschke became subject to change by the Company, other than the foregoing provision to pay Mr. Trauschke 1.5 times his salary for termination prior to April 24, 2011, other than for cause.  Assuming Mr. Trauschke remains employed with the Company at April 24, 2011, all of the foregoing provisions of his employment arrangement will cease to be of any further force and effect after April 24, 2011.

As noted above, the Company agreed to pay Mr. Trauschke’s travel costs of commuting between Oklahoma City and his home in North Carolina, along with his interim living expenses in Oklahoma City and househunting trips with his spouse, for nine months or until the sale of his home in North Carolina.   Since the payment of these expenses by the Company is treated as taxable income to Mr. Trauschke, the Company also grossed-up these payments to compensate Mr. Trauschke for the taxes owed, which is consistent with the Company’s relocation policy for all employees with a salary in excess of approximately $60,000.  The Compensation Committee and the Company believe that this practice of paying actual relocation expenses, including, where applicable, gross-ups for taxes incurred, for newly-hired executives is preferable to paying the executive at hiring a lump sum intended to compensate the executive for relocation expenses.  In recognition of Mr. Trauschke’s performance in 2009 and the depressed housing market, the Compensation Committee at its meeting in December 2009 extended Mr. Trauschke’s relocation benefits until the earlier to occur of June 30, 2010, or the sale of his house in North Carolina. Mr. Trauschke sold his house in April 2010.  In 2010, he received as relocation benefits:  (i) $12,655 for approximately three months of living expenses prior to the sale of his home in North Carolina, which, when grossed-up for taxes, aggregated $19,800, (ii) $5,078, for closing costs on his new home in Oklahoma, consisting primarily of title insurance, recording fees and similar fees, which, when grossed-up for taxes, aggregated $7,623 and (iii) $1,209 for his personal moving expenses, which was not taxable to him and not grossed-up.  Mr. Trauschke also received indirect benefits under the Company’s employee relocation program, which program was approved by the Compensation Committee in February 2010.   These benefits consisted of approximately $45,000 for the real estate agent’s commission on the sale of his house in North Carolina and approximately $5,400 of additional charges from the relocation company administering the Company’s relocation program.  These two items were paid directly by the Company to the relocation company administering the Company’s relocation policy and were not taxable income to Mr. Trauschke.

Stock Ownership Guidelines. In an effort to further align management’s interests with those of the shareowners, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries during 2004. The Compensation Committee reviewed and revised the guidelines in 2008, with the primary change being to increase the stock ownership guidelines for several officers. The Compensation Committee believes that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in the ownership of the Company’s Common Stock and the price of the Company’s Common Stock, helps to ensure that officers have a stake similar to that of the Company’s shareowners. The share ownership guideline for each executive is based on the executive’s position. The guideline for Chairman of the Board, President and CEO is five times base salary. The guidelines for other Company officers range from three and one-half to (with one exception) two times their base salaries. Each executive is expected to achieve the applicable ownership guideline within five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level of five times their annual retainer.

Financial Restatement. It is the Board of Directors’ policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax and Accounting Issues.

Deductibility of Executive Compensation. A Federal tax law currently limits our ability to deduct certain executive’s compensation in excess of $1,000,000 unless such compensation qualifies as “performance-based compensation” or certain other exceptions are met. The Compensation Committee has continued to analyze the structure of its salary and various compensation programs in light of this law. The Compensation Committee’s present intent is to take steps to ensure the continued deductibility of its executive compensation where appropriate. For this reason, the Compensation Committee and the Board of Directors recommended, and the shareowners approved, the current Stock Incentive Plan and the current Annual Incentive Plan at the 2008 Annual Meeting so that certain compensation payable thereunder would qualify for the “performance-based compensation” exception to the $1,000,000 deduction limit and thereby continue to be deductible by the Company.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations were issued by the Internal Revenue Service in April 2007, requiring compliance effective January 1, 2009.  During 2008, the Company made the necessary changes to its various employee plans to bring them into compliance with the final regulations.  A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided below under the heading “Nonqualified Deferred Compensation.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the CEO, the CFO and the three other most highly compensated executive officers at December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney, Chief Executive Officer	2010 2009 2008	$840,000 $783,193 $775,000	0 0 0	$1,936,389 $1,770,124 $1,430,322	0 0 0	$646,386 $895,252 $373,248	$2,091,313 $1,838,111 $940,904	$111,617 $79,272 $78,338	$5,625,705 $5,365,952 $3,597,812
S. Trauschke, Vice President and Chief Financial Officer (5)	2010 2009	$412,000 $266,273	0 $175,000	$506,564 $547,163	0 0	$211,359 $214,850	$46,496 0	$98,877 $91,454	$1,275,296 $1,294,740
D.P. Harris, President and Chief Operating Officer, OGE Energy and President, Enogex LLC (6)	2010 2009 2008	$562,300 $516,866 $510,000	0 0 0	$979,332 $892,915 $642,804	0 0 0	$360,579 $486,557 $202,276	$534,959 0 $360,773	$14,823 $19,750 $35,160	$2,451,993 $1,916,088 $1,751,013
E.K. Mitchell, Sr. Vice President and Chief Operating Officer, Enogex LLC	2010 2009 2008	$331,300 $298,569 $293,500	0 $80,625 (7) 0	$322,451 $292,595 $211,372	0 0 0	$223,629 $182,415 $81,504	$303,839 0 $119,199	$18,920 $14,185 $22,960	$1,200,139 $868,389 $728,535
S.E. Merrill, Vice President, Human Resources	2010 2009	$254,800 $221,548	0 $71,250 (7)	$221,875 $184,517	0 0	$108,927 $150,398	$19,430 $33,850	$17,696 $16,773	$622,728 $678,336

(1)
Amounts in this column reflect the grant date fair value amount of performance units granted in the applicable year.  The grant date fair value amount is based on a probable value of these awards, or target value, of 100% payout.   All performance units are subject to a three-year performance period. The terms of 75% of the performance units granted to each executive officer in 2010 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s total shareholder return over a three-year period measured against the total shareholder return for such period by a peer group selected by the Compensation Committee.  For the remaining 25% of performance units granted in 2010, the officer is entitled to receive from 0% to 200% of the performance units granted based on the growth in the Company’s EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. The assumptions used in the valuation are discussed in Note 5 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010.  Assuming achievement of the performance goals at the maximum level, the grant date fair value of the performance units granted in 2010 would be:  Mr. Delaney, $3,872,778; Mr. Trauschke, $1,013,128; Mr. Harris, $1,958,664; Mr. Mitchell, $644,902; and Mr. Merrill, $443,750.

(2)	Amounts in this column reflect payments under our Annual Incentive Compensation Plan.
(3)
Amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.  During 2009, the methodology for calculating the present value of the accumulated benefit under all pension plans changed due to a change in the Company’s actuary which resulted in a negative change in the pension value for Mr. Harris of ($330,184) and for Mr. Mitchell of ($134,175) in 2009.

(4)
Amounts in this column for 2010 reflect: (i) for Mr. Delaney, $59,531 ((401(k) Plan and Deferred Compensation Plan), $38,581 (insurance premiums) and $13,505 (use of Company car, payment of social membership dining and country club dues and payment for an annual physical exam); (ii) for Mr. Trauschke, $14,598 ((401(k) Plan and Deferred Compensation Plan), $2,933 (insurance premiums), $69,342 (relocation and related benefits), $9,690 (gross-up payments for taxes on the relocation expenses) and $2,314 (payment of social membership country club dues and payment for an annual physical exam); (iii) for Mr. Harris, $10,854 ((401(k) Plan and Deferred Compensation Plan), $3,512 (insurance premiums) and $457 (payment for an annual physical exam); (iv) for Mr. Mitchell, $15,336 ((401(k) Plan Deferred Compensation Plan), $2,442 (insurance premiums) and $1,142 (payment of dues for dining club and payment for an annual physical exam) and (v) for Mr. Merrill, $15,757 ((401(k) Plan and Deferred Compensation Plan) and $1,939 (insurance premiums).  A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. In addition, amounts in the column include the value of the perquisites for the named executive officers, but, in each instance, other than Mr. Delaney and Mr. Trauschke, the amount was less than $10,000 in 2010. As discussed in “Compensation Discussion and Analysis” above, Mr. Delaney received use of a Company car, payment of social membership dining and country club dues and payment for an annual physical exam, and Mr. Trauschke received relocation expenses and related benefits, payment of social membership country club dues and for an annual physical exam, and gross-up payments for taxes on a portion of the relocation expenses.

(5)	Mr. Trauschke was named Vice President and CFO in April 2009.
(6)	Mr. Harris was named President in December 2010.
(7)
Represents the final installment of retention payments from an agreement entered into in 2007 in connection with proposed initial public offering of OGE Enogex Partners, L.P. which public offering was subsequently terminated.

Grants of Plan-Based Awards Table for 2010

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
P.B. Delaney	2/17/10 2/17/10	0	$756,000	$1,134,000	0	51,387	102,774	N/A	N/A	N/A	$1,936,389
S. Trauschke	2/17/10 2/17/10	0	$247,200	$370,800	0	13,443	26,886	N/A	N/A	N/A	$506,564
D.P. Harris	2/17/10 2/17/10	0	$421,725	$632,588	0	25,989	51,978	N/A	N/A	N/A	$979,332
E.K. Mitchell	2/17/10 2/17/10	0	$165,650	$248,475	0	8,557	17,114	N/A	N/A	N/A	$322,451
S.E. Merrill	2/17/10 2/17/10	0	$127,400	$191,100	0	5,888	11,776	N/A	N/A	N/A	$221,875
(1)	Amounts reflect the grant date fair value based on a probable value of these awards, or target value, of 100% payout.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table for 2010 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2010 annual incentive awards made under the Annual Incentive Compensation Plan. As described in the Compensation Discussion and Analysis section above, the amount that each executive officer received was dependent upon performance against two or more of the following performance measures: Consolidated Earnings Target, O&M Target, Enogex Earnings Target, Corporate Safety Targets and Enogex Safety Targets.  For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2010, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company’s Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company’s Common Stock. As described in more detail in the Compensation Discussion and Analysis section above, the terms of 75% of the performance units granted to each executive officer in 2010 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s total shareholder return over a three-year period measured against the total shareholder return for such period by a peer group selected by the Compensation Committee. At the end of the three-year period (i.e., December 31, 2012), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted in 2010, the officer is entitled to receive from 0% to 200% of the performance units granted based on the growth in the Company’s EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2012), the terms of these performance units provide for payout of 100% of the performance units initially granted if the rate of growth of the Company’s EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200% for growth rates at or above 155.5% of the Earnings Growth Target and payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 55.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s EPS for the year ended December 31, 2012, compared to the benchmark of $2.66 for 2009.

Based on the grant date fair value of equity awards granted to the named executive officers in 2010 and the base salary of the named executive officers, “Salary” accounted for 25% to 44% of total direct compensation (i.e. salary plus annual and long-term incentive compensation), while incentive compensation accounted for 56% to 75% of total direct compensation, assuming achievement of a target level of performance for each named executive officer.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney	44,000 5,400	0 0	0 0	$23.575 $22.700	1/21/2014 3/15/2012	N/A	N/A	102,774 (3) 146,488 (4)	$4,680,328 $6,671,064
S. Trauschke	0	0	0	N/A	N/A	N/A	N/A	26,886 (3) 33,122 (4)	$1,224,388 $1,508,376
D.P. Harris	0	0	0	N/A	N/A	N/A	N/A	51,978 (3) 73,894 (4)	$2,367,078 $3,365,133
E.K. Mitchell	0	0	0	N/A	N/A	N/A	N/A	17,114 (3) 24,214 (4)	$779,372 $1,102,706
S.E. Merrill	0	0	0	N/A	N/A	N/A	N/A	11,776 (3) 15,270 (4)	$536,279 $695,396

(1)	The number of units is based on achieving maximum performance resulting in payout of 200% of target.
(2)	Values were calculated based on a $45.54 closing price of OGE Energy Common Stock, as reported on the NYSE at December 31, 2010.
(3)	These amounts represent performance units for the performance period January 1, 2010 through December 31, 2012.
(4)
These amounts represent performance units for the performance period January 1, 2009 through December 31, 2011, other than the performance units for Mr. Trauschke, for which the performance period is April 1, 2009 through December 31, 2011.

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	85,200	$1,396,911	84,600	$3,852,684
S. Trauschke	0	0	9,278	$422,520
D.P. Harris	0	0	38,020	$1,731,431
E. K. Mitchell	0	0	12,502	$569,341
S.E. Merrill	0	0	7,567	$344,601
(1)
Reflects value of payout of performance units awarded in January 2008, 75% of whose payout was dependent on the achievement of a Company performance goal based on total shareholder return for the three-year period ended December 31, 2010 and 25% was dependent on the achievement of a Company performance goal based on annual growth in EPS over the same period. The Company’s total shareholder return for such period was at the 96th percentile (the top 4%) of the peer group and the Company’s annual average EPS growth for such period was 4.42%, which resulted in overall payouts in February 2011 of 180.25% of the performance units originally awarded in January 2008. Awards were all paid out in shares of the Company’s common stock.

2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	Qualified Plan Restoration Plan SERP	8.75 8.75 11.75	$ 116,707 $ 376,311 $ 8,072,996	0 0 0
S. Trauschke	Qualified Plan Restoration Plan	1.67 1.67	$ 24,255 $ 22,241	0 0
D.P. Harris	Qualified Plan Restoration Plan	14.67 14.67	$ 465,047 $ 979,755	0 0
E.K. Mitchell	Qualified Plan Restoration Plan	16.08 16.08	$ 461,260 $ 310,808	0 0
S.E. Merrill	Qualified Plan Restoration Plan	3.33 3.33	$ 40,712 $ 12,568	0 0
(1)
Generally, a participant’s years of credited service are based on his or her years of employment with the Company. However, in connection with Mr. Delaney’s hiring in 2002, he was awarded three additional years of credited service under the SERP. These additional years of service accelerate the early retirement eligibility and vesting of Mr. Delaney’s SERP benefit by three years from age 58 to age 55 but have no impact in determining the present value of his accumulated SERP benefit payable at his normal retirement age.

(2)
Amounts in this column reflect the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

In October 2009, the Company’s Pension Plan and the Company’s 401(k) Plan were amended, effective January 1, 2010 to provide eligible employees a choice to select a future retirement benefit combination from the Company’s Pension Plan and the Company’s 401(k) Plan.

Employees hired or rehired on or after December 1, 2009 do not participate in the Pension Plan but are eligible to participate in the 401(k) Plan where, for each pay period, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant’s contributions up to five percent of compensation.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company’s nonqualified Deferred Compensation Plan discussed below, the Retirement Restoration Plan will provide benefits through a lump-sum distribution following retirement as provided in the Retirement Restoration Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified Deferred Compensation Plan. The Company and its subsidiaries fund the estimated benefits payable under the Retirement Restoration Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan. Of the named executive officers, none are eligible for early retirement, except for Mr. Delaney.

In 1993, OG&E adopted a SERP which is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant’s average compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Pension and Retirement Restoration Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65% benefit is reduced, with the reduction being one percent per year for ages 62 through 64, an additional two percent per year for ages 60 through 61, an additional four percent per year for ages 58 through 59 and an additional six percent per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32% of his average compensation during his final 36 months, reduced by the deductions set forth above. Payment will be made in a lump sum following termination as provided in the SERP in an amount equal to the actuarial equivalent of the applicable annuity. Other than Mr. Delaney, no employee participated in the SERP during 2010.

2010 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
P.B. Delaney	$ 223,813	$ 44,831	$ 81,100	$80,665	$ 2,034,615
S. Trauschke	$ 46,932	$ 22,452	$ 11,669	0	$ 91,362
D.P. Harris	$ 16,869	$ 8,435	$ 158,608	0	$ 1,192,987
E.K. Mitchell	$ 81,106	$ 9,646	$ 15,034	0	$ 278,002
S.E. Merrill	0	0	0	0	0

(1)
All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 34. The specific aggregate amounts reported for each of such officers is: P.B. Delaney, $268,644; S. Trauschke, $69,384; D.P. Harris, $25,304; E.K. Mitchell; $90,752 and S.E. Merrill, $0.

(2)
Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: P.B. Delaney, $1,765,536; S. Trauschke, $10,309; D.P. Harris, $1,009,075; E.K. Mitchell, $172,216 and S.E. Merrill, $0.

The Company provides a nonqualified Deferred Compensation Plan which is intended to be an unfunded plan.  The Deferred Compensation Plan allows key employees, including all executive officers, to defer compensation above government limitations on 401(k) contributions that apply to the Company’s 401(k) Plan and to defer taxation on all earnings on compensation deferred into the plan. Under the terms of the Deferred Compensation Plan, participants have the opportunity to elect to defer each year up to 70% of their base salary and up to 100% of their annual bonus awards.

The Company matches deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the Deferred Compensation Plan, and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, depending on the option the participant elected under the choice provided to eligible employees discussed above, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after six years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

Deferrals, plus any Company match, are credited to a special recordkeeping account in the participant’s name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. For 2010, those investment fund options (and investment returns) included:

Investment Fund Option	Investment Return
OGE Energy Common Stock Fund	25.20%
VIF Money Market (Vanguard)	0.23%
VIT Total Return Admin (PIMCO)	4.90%
VIT Real Return Admin (PIMCO)	7.16%
Long and Short Strategic Opportunities (LASSO)	9.95%
VIT Value Svc (MFS)	11.22%
Stock Index Initial (Dreyfus)	14.84%
IS Growth 2 (American Funds)	18.68%
Mid Cap Value Portfolio (Janus Aspen Perkins)	15.36%
UIF Mid Cap Growth I (Morgan Stanley)	32.31%
Small Cap (Royce Capital)	20.52%
VIF Small Company Growth (Vanguard)	31.79%
VIT II International Value Svc (MFS)	8.78%
IS International 2 (American Funds)	7.23%
Model Portfolio – Conservative (The Newport Group)	7.41%
Model Portfolio – Moderate/Conservative (The Newport Group)	9.98%
Model Portfolio – Moderate (The Newport Group)	11.15%
Model Portfolio – Moderate/Aggressive (The Newport Group)	12.68%
Model Portfolio – Aggressive (The Newport Group)	13.98%

As noted in the table above, The Newport Group, the administrator of the plan, provides five model portfolios using the investment options in the Company’ Deferred Compensation Plan to span the risk profile from conservative to aggressive. The conservative portfolio is constructed to provide higher expected returns than a money market fund while only taking 10% to 30% of the risks associated with the stock market. The moderate/conservative portfolio is designed to provide modest expected portfolio growth while taking only 30% to 50% of the short-term risk associated with the stock market. The moderate portfolio is managed to provide expected capital appreciation over a market cycle. This portfolio will experience 50% to 70% of the risks associated with the stock market. The moderate/aggressive portfolio is managed to be a diversified stock portfolio that includes a fixed income component to reduce volatility. The portfolio will experience 70% to 90% of the risks associated with the stock market. Over the long term, the aggressive portfolio is intended to provide for the maximum expected long-term growth of capital. This portfolio will take 100% of the risks associated with the stock market.

Normally, payments under the Deferred Compensation Plan begin within one year after retirement. For these purposes, normal retirement age is 65 and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan.  If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50% of the participant’s account balance at retirement, the spouse’s age and actuarial assumptions established by the Company’s Benefits Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance at December 31, 2004, subject to a penalty of 10% of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, of amounts attributable to a participant’s vested account balance as of December 31, 2004 may also be permitted at the discretion of the Company’s Benefits Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company’s directors and principal officers, (ii) the Company’s executive compensation policy and (iii) the Company’s benefit programs.

The Compensation Committee has six members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company’s shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee
Leroy C. Richie, Chairman
James H.  Brandi, Member
Wayne H.  Brunetti, Member
Luke R. Corbett, Member
John D. Groendyke, Member
Kirk Humphreys, Member

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In connection with his appointment, the Company and Mr. Trauschke entered into an employment arrangement, the terms of which are summarized above in the Compensation Discussion and Analysis section.   If Mr. Trauschke voluntarily resigns or is terminated for cause prior to April 24, 2011 (two years after his start date) he will forfeit his entire $175,000 signing bonus and must repay it (to the extent previously paid), including amounts withheld for taxes.   If the Company should terminate Mr. Trauschke’s employment prior to April 24, 2011, other than for cause, the Company is required to pay Mr. Trauschke an amount equal to 1.5 times his then annual rate of base salary.   If Mr. Trauschke decides to terminate employment prior to April 24, 2011, he will be required to repay certain moving expenses.  Assuming that Mr. Trauschke was terminated by the Company for other than cause on December 31, 2010, Mr. Trauschke would have been entitled to a payment of $618,000.

The Company has entered into employment agreements with each officer of the Company that will become effective only upon a change of control of the Company. Under the agreements, a change of control generally means (i) any acquisition of 20% or more of the Company’s Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company’s employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareowner approval of a complete liquidation or dissolution of the Company.

Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.

If, during the Employment Period, the employer terminates the officer’s employment for reasons other than cause, death or disability or if the officer terminates his or her employment for good reason, the officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a “specified employee” (within the meaning of Code Section 409A), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer’s termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer. For these purposes, good reason means (i) a diminution in the officer’s position, authority, duties or responsibilities, (ii) a failure by the Company to comply with specified provisions of the employment agreement, (iii) the officer is required to be based at a different office or location 50 miles or more away or is required to travel to a substantially greater extent, and (iv) any purported termination by the Company of the officer’s employment other than as expressly permitted by the employment agreement. In addition, for an individual who became an officer prior to January 1, 2009, a termination by the officer for any reason during the 30-day period following the first anniversary of the change of control will be deemed a termination for good reason.

Assuming that a change of control had occurred and the named executive officers were terminated on December 31, 2010 and that the price of OGE Energy’s Common Stock was $45.54 (the closing price on December 31, 2010), then the named executive officers would have been entitled to the following lump sum severance payments under their employment agreements: P.B. Delaney, $5,188,427; S. Trauschke, $1,874,300; D.P. Harris, $3,136,102; E.K. Mitchell, $1,659,244 and S.E. Merrill $1,211,542.  For these purposes, we have assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The named executive officers would also be entitled to outplacement services, valued at $50,000 each, and continued welfare benefits for three years at a value of $34,000 each. For these purposes we have assumed that health care costs will increase at the rate of six percent per year. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2010 Pension Benefits Table on page 37.  Finally, matching credits under the nonqualified Deferred Compensation Plan would vest and the officers would be entitled to the benefits set forth in the 2010 Nonqualified Deferred Compensation Table on page 38.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options and restricted stock will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels; and any annual incentive award outstanding for the year in which the participant’s termination occurs for any reason other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Although all outstanding stock options are already exercisable, upon a change of control, executive officers could surrender their options and receive a cash payment equal to the excess of the change of control price over the exercise price. Assuming that a change of control occurred on December 31, 2010 and that the price of our common stock (and the change of control price) was $45.54 (the closing price on December 31, 2010), then the named executive officers would have been entitled to the following lump sum payments for outstanding stock options and performance unit awards: P.B. Delaney, $6,765,492; S. Trauschke, $1,366,382; D.P. Harris, $2,866,105; E.K. Mitchell, $941,039; and S.E. Merrill, $615,837.  In addition, each executive officer would have received the same payout of the earned annual incentive compensation for 2010 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 34 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2010 as reflected in the Stock Awards - Value Realized on Vesting column in the 2010 Option Exercises and Stock Vested Table on page 37. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards.

If a named executive officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative could exercise his or her stock options generally for three years (one year in the event of death for shares granted prior to 2004) or their stated term, if less, and would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual’s termination, and to a pro-rated payout (based on the individual’s number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the named executive officers terminated their employment as a result of death, disability or retirement on December 31, 2010, each executive officer would have received the same payout of the earned annual incentive compensation for 2010 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 34 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2010 as reflected in the Stock Awards - Value Realized on Vesting column in the 2010 Option Exercises and Stock Vested Table on page 37. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. If the named executive officer elects to exercise his options at the time of termination and, assuming that the price of our common stock was $45.54 (the closing price on December 31, 2010), then the value realized on the exercise of the options for the named executive officers would have been as follows: P.B. Delaney, $1,089,796; S. Trauschke, $0; D.P. Harris, $0; E.K. Mitchell, $0 and S.E. Merrill, $0.  In addition, for the outstanding grants of performance units whose performance periods end on December 31, 2011 and December 31, 2012 and assuming that the named executive officers terminated their employment as a result of death, disability or retirement on December 31, 2010, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of OGE Energy’s Common Stock was $45.54 (the closing price on December 31, 2010) at the time payouts of such performance units occurred, then the named executive officers would be entitled to receive Common Stock of the Company having the following values at the time payout of such performance units occurred: P.B. Delaney, $2,223,688 for the performance units whose performance period ends December 31, 2011 and $780,055 for the performance units whose performance period ends December 31, 2012; S. Trauschke, $548,500 for the performance units whose performance period ends December 31, 2011 and $349,825 for the performance units whose performance period ends December 31, 2012; D.P. Harris, $1,121,711 for the performance units whose performance period ends December 31, 2011 and $394,513 for the performance units whose performance period ends December 31, 2012; E.K. Mitchell, $367,569 for the performance units whose performance period ends December 31, 2011 and $129,895 for the performance units whose performance period ends December 31, 2012; and S.E. Merrill, $231,799 for the performance units whose performance period ends December 31, 2011 and $89,380 for the performance units whose performance period ends December 31, 2012.

Mr. Delaney also is entitled to a death benefit (equal to three times salary) under a split dollar life insurance arrangement with a third party life insurance company. Under the arrangement, insurance proceeds in excess of that amount help fund benefits payable under the Retirement Restoration Plan. If Mr. Delaney terminates employment for a reason other than death, the death benefit coverage terminates. The Company would then use the cash surrender value of the policy to help pay the benefit to which the employee is entitled under the Retirement Restoration Plan. Assuming that Mr. Delaney terminated his employment as a result of death on December 31, 2010, he would have been entitled to death benefits under this policy of $1,612,378.

In addition to the benefits described above, upon retirement, the executive officers will be entitled to receive the retirement benefits described in the 2010 Pension Benefits Table on page 37 and the nonqualified deferred compensation benefits set forth in the 2010 Nonqualified Deferred Compensation Table on page 38 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000 and noncontributory lifetime retiree life insurance at 60% of pre-retirement levels but not more than $20,000 or less than $10,000.

SECURITY OWNERSHIP

The following table shows the number of shares of the Company’s Common Stock beneficially owned on February 1, 2011, by each Director, by each of the Executive Officers named in the Summary Compensation Table on page 34, and by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company’s Common Stock:

	Number of Common		Number of Common
	Shares (1) (2) (3)		Shares (1) (2) (3)

James H. Brandi	3,554	P.B. Delaney	185,432
Wayne H. Brunetti	20,551	S. Trauschke	1,464
Luke R. Corbett	67,668	D.P. Harris	37,721
John D. Groendyke	43,789	E.K. Mitchell	17,040
Kirk Humphreys	14,137	S.E. Merrill	1,742
Robert Kelley Linda Petree Lambert	71,307 18,409	All Executive Officers and Directors as a group (28 persons)	700,706
Robert O. Lorenz	28,372	BlackRock, Inc. (4)	6,638,212
Leroy C. Richie	7,855	40 East 52nd Street
		New York, NY 10022

(1)
Ownership by each executive officer is less than 0.3% of the class, by each director other than Mr. Delaney is less than 0.1% of the class and, for all executive officers and directors as a group, is less than 0.8% of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 114,255 shares of Common Stock representing their interest in shares held under the Company’s 401(k) Plan and Officer’s Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)
Amounts shown for Messrs. Brandi, Brunetti, Corbett, Groendyke, Humphreys, Kelley, Lorenz and Richie and Ms. Lambert include, 1,554; 6,051; 61,354; 23,289; 14,137; 54,207; 25,372; 7,855; and 13,884 common stock units, respectively, under the Company’s Deferred Compensation Plan.

(3)
Includes shares subject to stock options granted under the Company’s Stock Incentive Plan, exercisable within 60 days following February 1, 2011, as follows: Mr. Corbett, 4,100 shares; and Mr. Delaney, 49,400 shares.

(4)
Based on a Schedule 13G filed on February 2, 2011, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares.  These shares represented 6.8% of our outstanding common stock on February 1, 2011.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

       The following table provides certain information as of December 31, 2010 with respect to the shares of the Company’s Common Stock that may be issued under the existing equity compensation plans:

	A	B	C
Number of Securities
	Number of		Remaining Available
	Securities to be		for future issuances
	Issued upon	Weighted	under equity
	Exercise of	Average Price	compensation plans
	Outstanding	of Outstanding	(excluding securities
Plan Category	Options	Options	reflected in Column A)

Equity Compensation Plans
Approved by
Shareowners (1)	100,344	$22.19	2,675,735 (2)

Equity Compensation Plans
Not Approved by
Shareowners	0	N/A	N/A

(1)
Consists of the OGE Energy Corp. Stock Incentive Plan, which was approved by shareowners at the 1998 annual meeting, the OGE Energy Corp. 2003 Stock Incentive Plan, which was approved by shareowners at the 2003 annual meeting and the OGE Energy Corp. 2008 Stock Incentive Plan, which was approved by shareowners at the 2008 annual meeting.

(2)	Awards under the OGE Energy Corp. 2008 Stock Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock or performance units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company’s Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Except as set forth in the immediately succeeding sentences, to our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2010. In March 2010, Form 4’s were filed two days late to reflect the acquisition of common stock units in the Deferred Compensation Plan for Mr.  Sean Trauschke, Vice President and Chief Financial Officer, Mr. Jean Leger, Vice President, Utility Operations, Mr. Max Myers, Treasurer, and Ms. Christina McQuistion, Vice President - Process and Performance Improvement.  In June 2010, a Form 4 was filed seven days late relating to the disposition of common stock units for Mr. Reid Nuttall, Chief Information Officer.  In November 2010, a Form 4 was filed 24 days late relating to the acquisition of common stock units in the Deferred Compensation Plan for Mr. William Bullard, General Counsel of OG&E.  In February 2011, a Form 4 was filed approximately three months late relating to the disposition of shares of common stock to the Company in connection with the vesting of restricted stock for Mr. Max Myers, Treasurer.

SHAREOWNER PROPOSALS

Any shareowner proposal intended to be included in the proxy statement for the Annual Meeting in 2012 must be received by the Company on or before December 2, 2011. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the SEC, will be included in the 2012 proxy statement.

If you intend to submit a shareowner proposal for consideration at the Annual Meeting, but do not want it included in the proxy statement, you must follow the procedures established by our By-laws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting and your reasons for conducting such business at the Annual Meeting;

•	your name and address;

•	the number of shares of Common Stock which you beneficially own; and

•	any material interest you may have in the business being proposed.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners and proxy statement, unless one or more of these shareowners notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareowners who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability or, as applicable, the Annual Report to Shareowners or proxy statement for your household, please contact BNY Mellon Shareowner Services; P.O. Box 358035, Pittsburgh, PA 15252-8035 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners or this proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability or our proxy statement or Annual Report to Shareowners may have been sent to multiple shareowners in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. If you want to receive separate copies of the Annual Report to Shareowners and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

LOCATION OF THE NATIONAL COWBOY AND WESTERN HERITAGE MUSEUM

East Bound or West Bound I-44 Exit to Martin Luther King Ave., continuing north .2 miles. Proceed west on Northeast 63rd Street .5 miles to National Cowboy and Western Heritage Museum.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy. Voting is available through 11:59 P.M.
Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you access the web site.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

[Shareowner address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Voting is available through
11:59 P.M. Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # à

NAME OGE Energy Corp. Common Stock	SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1 Election of Directors Nominees	☐	☐	☐
01 Kirk Humphreys 02 Linda Petree Lambert 03 Leroy C. Richie
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2 Amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 225,000,000.						☐	☐	☐

3 Advisory Vote on Executive Compensation						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					3 years	2 years	1 year	Abstain

4 Advisory Vote on the Frequency of Advisory Votes on Executive Compensation					☐	☐	☐	☐

The Board of Directors recommends you vote FOR on the following proposal:						For	Against	Abstain

5 Ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2011.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #		Signature [Joint Owners]		Date	SEQUENCE #

LOCATION OF THE NATIONAL COWBOY AND
WESTERN HERITAGE MUSEUM
1700 Northeast 63rd Street, Oklahoma City,
Oklahoma

East Bound or West Bound I-44
Exit to Martin Luther King Ave., continuing north .2
miles. Proceed west on Northeast 63rd Street .5
miles to National Cowboy and Western Heritage
Museum.

It is important that your shares are represented
at this meeting, whether or not you attend the
meeting in person. To make sure your shares
are represented, we urge you to vote by
Internet, telephone, or complete and mail the
proxy card above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Annual Meeting of
OGE Energy Corp. Shareowners
Thursday, May 19, 2011 10:00 a.m.
National Cowboy and Western Heritage Museum

The undersigned hereby appoints Peter B. Delaney, Luke R. Corbett and Robert Kelley, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 21, 2011, at the Company’s Annual Meeting of Shareowners to be held on May 19, 2011, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION IN CONNECTION WITH THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2011.

PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

              Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)